UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

ePlus inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EPLUS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on Wednesday, September 10, 2014

To the Shareholders of ePlus inc.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of ePlus inc., a Delaware corporation, will be held on Wednesday, September 10, 2014, at The Westin Washington Dulles Airport, 2520 Wasser Terrace, Herndon, Virginia 20171 at 8:00 a.m. local time for the purposes stated below:

1.	To elect as directors the nominees named in the attached proxy statement, each to serve an annual term, and until their successors have been duly elected and qualified;

2.	To hold an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement;

3.	Approval of the 2014 Amended and Restated Executive Incentive Plan; and

4.	To ratify the selection of Deloitte & Touche LLP as our independent registered accounting firm for our fiscal year ending March 31, 2015; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Proxy materials were made available to you over the Internet beginning on or about July 30, 2014.  Holders of our common stock at the close of business on July 18, 2014, are entitled to vote at the Annual Meeting of Shareholders.

You are cordially invited to attend the Annual Meeting in person.  To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors

/s/ Erica S. Stoecker
July 30, 2014	Erica S. Stoecker
Corporate Secretary & General Counsel

YOUR VOTE IS IMPORTANT

BROKERS ARE NOT PERMITTED TO VOTE ON THE ELECTION OF DIRECTORS OR ON CERTAIN OTHER PROPOSALS WITHOUT INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER OR BANK, IT IS IMPORTANT THAT YOU VOTE. WE ENCOURAGE YOU TO VOTE PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 10, 2014:

THE COMPANY’S PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS AND THE ANNUAL REPORT FOR THE FISCAL YEAR ENDED MARCH 31, 2014, ARE AVAILABLE AT WWW.EDOCUMENTVIEW.COM/PLUS.

GENERAL INFORMATION	1

PROPOSAL 1 - ELECTION OF DIRECTORS	4

CORPORATE GOVERNANCE	8
Role of the Board of Directors	8
Board Leadership Structure	9
The Board’s Role in Risk Oversight	9
Standard of Conduct and Ethics	10
Identifying and Evaluating Nominees for Directors	10
Shareholder Nominees	11
Communications with the Board of Directors	11
Director Independence	11

COMMITTEES OF THE BOARD OF DIRECTORS	12
Committees	12
The Audit Committee	12
The Compensation Committee	13
Compensation Committee Interlocks and Insider Participation	14
The Nominating and Corporate Governance Committee	14

DIRECTORS’ COMPENSATION	14
2014 Fiscal Year Director Compensation Table	15

EXECUTIVE OFFICERS	15

COMPENSATION COMMITTEE REPORT	16

COMPENSATION DISCUSSION AND ANALYSIS	17

EXECUTIVE COMPENSATION	26
2014 Summary Compensation Table	26
Fiscal Year 2014 Grants of Plan-Based Awards	27
Outstanding Equity Awards At March 31, 2014	32
2014 Option Exercises and Stock Vested	33
2014 Nonqualified Deferred Compensation	33
Estimated Payments Upon Termination or Change in Control	34
Equity Compensation Plan Information	35

PROPOSAL 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	36

PROPOSAL 3 - APPROVAL OF 2014 AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN	37

PROPOSAL 4 - RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING MARCH 31, 2015	41

REPORT OF THE AUDIT COMMITTEE	42

SECURITY OWNERSHIP BY MANAGEMENT	44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	45

ePlus inc.	www.eplus.com

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of ePlus inc. ("we," "us," "our," or "the Company"), a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders or any adjournments or postponements of that meeting. The Annual Meeting of Shareholders will be held on September 10, 2014, at 8:00 a.m. at The Westin Washington Dulles Airport, 2520 Wasser Terrace, Herndon, Virginia 20171.

We will be using the "Notice and Access" method of furnishing proxy materials to you over the Internet. "Notice and Access" rules adopted by the Securities and Exchange Commission (the "SEC") permit us to furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for fiscal year 2014, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. We believe that this process will provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials. On or about July 30, 2014, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K and how to vote electronically over the Internet or request a printed set of the proxy materials. The Notice provides instructions on how to vote and identifies the items to be voted on at the Annual Meeting.  You may vote: (i) by Internet; (ii) by requesting and returning a paper proxy card or voting instruction card; or (iii) by submitting a ballot in person at the Annual Meeting. You cannot vote by marking the Notice and returning it.  The Notice also contains instructions on how to receive a paper copy of the proxy materials. Most shareholders will not receive printed copies of the proxy materials unless they request them. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.

These proxy materials were first made available to shareholders on July 30, 2014.

Only holders of record of our common stock at the close of business on July 18, 2014 (the "Record Date") will be entitled to vote at the Annual Meeting of Shareholders and any postponements or adjournments of that meeting. On the Record Date, we had 7,517,681 outstanding shares. Each share of common stock is entitled to one vote, and there is no cumulative voting.

You are voting on:

•	Election of the eight director nominees named in this proxy statement to serve for an annual term (Proposal No. 1);
•	An advisory vote on our executive compensation as disclosed in this proxy statement (Proposal No. 2);
•	Approval of the material terms of our performance goals and other material terms of our 2014 Amended and Restated Executive Incentive Plan (Proposal No. 3); and
•	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2015 (Proposal No. 4).

Our Board of Directors recommends that you vote your shares as follows:

•	“FOR” each of the nominees to the Board (Proposal No. 1);
•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal No. 2);
•	“FOR” approval of the material terms of the performance goals and other material terms of our 2014 Amended and Restated Executive Incentive Plan (Proposal No. 3); and
•	“FOR” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015 (Proposal No. 4).

ePlus inc.	www.eplus.com

How to Vote

Shareholder of Record.  If on the record date your shares were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record and you may vote using any of the following methods:

•
Internet.  You may vote by going to the web address www.envisionreports.com/PLUS 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on September 9, 2014 and following the instructions for Internet voting shown on the Notice.

•
Telephone.  You may vote by dialing 1-800-652-VOTE (8683) 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on September 9, 2014 and following the instructions for telephone voting shown on the Notice.

•
Mail.  If you requested printed proxy materials or you receive a paper copy of the proxy card, then you may vote by completing, signing, dating and mailing the proxy card in the envelope provided. If you vote by Internet or telephone, please do not mail your proxy card.

•	In person at the Annual Meeting. If you are a shareholder whose shares are registered in your name, you may attend the Annual Meeting and vote in person.

Whichever method you use (other than voting in person), the named proxies will vote the shares of which you are the shareholder of record in accordance with your instructions. However, if a shareholder submits a proxy that does not provide instructions on how to vote the shares, the shares will be voted as recommended by our Board of Directors. By submitting your proxy, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting, or any adjournments or postponements thereof. We do not know of any other business to be considered at the Annual Meeting.

Beneficial Owner of Shares Held in Street Name.  If on the record date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.”  The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting.  You will receive instructions from your bank, broker or other nominee describing how to vote your shares. You may vote by proxy via the Internet by visiting www.envisionreports.com/PLUS and entering the control number found in the Notice forwarded to you by your bank, broker or other nominee. The availability of Internet voting may depend on the voting process of the organization that holds your shares.  If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the voting instruction form provided by your bank, broker or other nominee. The availability of telephone voting may depend on the voting process of the organization that holds your shares. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.  You are also invited to attend the annual meeting.  However, since you are not the shareholder of record you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

Making Changes to Your Proxy.  You can revoke your proxy at any time before the final vote at the annual meeting. If you are a shareholder of record, you may revoke your proxy in any one of three ways:

•
You may submit another properly completed proxy card with a later date (if you have opted for a printed set of materials), vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted).

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia, 20171.
•	You may attend the annual meeting and vote in person. Attending the annual meeting will not, by itself, revoke your proxy.

Please note that to be effective, your new proxy card or written notice of revocation must be received by the Corporate Secretary prior to the annual meeting.

ePlus inc.	www.eplus.com

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker or other agent.  You may also vote in person at the annual meeting if you obtain a legally valid proxy from your broker or other agent as described above.

How Proxies are Voted

All shares represented by valid proxies received prior to the annual meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

If you do not give specific voting instructions, your shares will be voted as described below.

Shareholders of Record. If you are a shareholder of record and indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board of Directors, or (if you have opted for a printed set of materials, you sign and return a proxy card without giving specific voting instructions) your shares will be voted as recommended by the Board of Directors by the persons named as proxies and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial Owner of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015, (Proposal No. 4) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4.

The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 2), and the approval of material terms of the performance goals and material terms of our 2014 Amended and Restated Executive Incentive Plan (Proposal No. 3),  are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1, No. 2, and No. 3.

Voted Requirements for Each Proposal

For proposal No. 1, Directors are elected by a plurality of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. In the election of directors, Proposal 1, you may vote FOR each of the nominees or your vote may be WITHHELD with respect to one or more of the nominees. A WITHHOLD vote will not have an impact on the election of directors.

For Proposal No. 2, the favorable vote of holders of a majority of the shares entitled to vote and present in person or by proxy at the meeting will be required for approval, on an advisory basis.  As advisory votes, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of the vote when making future compensation decisions.  Broker non-votes will have no effect.

Approval of Proposal No. 3 and Proposal No. 4 requires the affirmative vote of holders of a majority of shares entitled to vote and present in person or by proxy at the meeting.

ePlus inc.	www.eplus.com

Effect of Broker Non-Votes and Abstentions

A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” or “entitled to vote” with respect to such matter.  A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because each of the other proposals requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on each such proposal in order to pass, an abstention will have the effect of a vote against each of the other proposals.

Quorum Requirements

A quorum of shareholders is necessary to hold a valid annual meeting.  A quorum will be present if at least a majority of the outstanding shares entitled to vote at the annual meeting are represented by proxy or by shareholders present in person at the annual meeting.  On the record date, there were 7,517,681 shares outstanding and entitled to vote.  Thus, at least 3,758,841 shares must be represented by proxy and by shareholders present and entitled to vote at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank), vote via Internet or by telephone, or if you vote in person at the annual meeting.  We will count abstentions and broker non-votes for purposes of determining a quorum.  If there is no quorum, the chairman of the annual meeting or holders of a majority of the votes present at the annual meeting may adjourn the annual meeting to another time or date.

Cost of Proxy Solicitation

The Company will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding the proxy materials to beneficial owners.

PROPOSAL 1 - ELECTION OF DIRECTORS

(Proposal # 1)

The Board of Directors presently has eight members.  Milton Cooper has reached the retirement age set forth in our Corporate Governance Guidelines, and will retire effective on the date of the Annual Meeting.  On July 9, 2014, the Board of Directors nominated Ira A. Hunt, III to fill the vacancy that will be created by Mr. Cooper’s retirement.  The Board of Directors has nominated Mr. Hunt, along with incumbent directors Norton, Bowen, O’Donnell, Faulders, Herman, Hovde and Callies to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Each incumbent was selected by the Board of Directors as a nominee in accordance with the recommendation of the Nominating and Corporate Governance Committee.  Mr. Hunt was recommended to the Board of Directors by our Chief Executive Officer.  Biographical information as of June 30, 2014, for each nominee is provided below.

Unless otherwise instructed or unless authority to vote is withheld, all signed proxies will be voted for the election of the Board’s nominees. Each of the nominees has agreed to be named in this proxy statement and to serve if elected, and we know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a director, or if a vacancy occurs before the election (which events are not currently anticipated), the proxy holders will vote for the election of such other person or persons as are nominated by the Board.

ePlus inc.	www.eplus.com

Vote Required

The eight nominees receiving the highest number of affirmative votes of the outstanding shares of the Company’s common stock present or represented by proxy and voting at the meeting, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote in favor of the election of Messrs. Norton, Bowen, O’Donnell, Faulders, Herman, Hovde, Callies and Hunt.

Phillip G. Norton, age 70, joined the Company in March 1993 and has served since as its Chairman of the Board and Chief Executive Officer.  Since September 1, 1996, Mr. Norton has also served as President of the Company.  Mr. Norton had extensive leasing experience prior to joining ePlus.  With over thirty years of senior management experience in the equipment leasing and equipment sales markets, Mr. Norton brings leadership, vision, and extensive business, operating, and financing experience to the Company.  He has tremendous knowledge of our markets, and since joining the Company in 1993, he has guided the expansion of our business lines and revenues.  Today, we are a provider of advanced technology solutions, leasing, and software with over $1 billion in annual revenues, as compared to our initial businesses of equipment leasing and brokerage with annual revenues of $40 million when the Company went public in 1996.  As CEO, Mr. Norton has led several successful capital raising initiatives, including our IPO and secondary offerings and two private equity rounds; multiple accretive acquisitions in three different business lines; the hiring and retention of numerous highly qualified personnel; and the development of strong industry relationships with key technology partners.  In June 2011, Mr. Norton began serving on the Board of Directors of The Northern Virginia Technology Council, the largest membership and trade association for the technology in the United States.

Prior to joining ePlus, Mr. Norton was the founder, Chairman of the Board of Directors, President and Chief Executive Officer of Systems Leasing Corporation, an equipment leasing and equipment brokerage company which he founded in 1978 and sold to PacifiCorp, Inc., a large Northwest utility, in 1986.  From 1986 to 1990, Mr. Norton served as President and CEO of PacifiCorp Capital, Inc., the leasing entity of PacifiCorp, Inc., which had over $650 million of leased assets.  From 1990 until 1993, Mr. Norton coached high school basketball and invested in real estate.  From 1970-1975, he worked in various sales and management roles for Memorex Corporation, a manufacturer of storage and communication equipment and from 1975-1978, he was Vice President of Federal Leasing Corporation, a provider of financing and logistics to federal, state, and local governments.

Mr. Norton is a 1966 graduate of the U.S. Naval Academy, with a Bachelor of Science in engineering, and served in the U.S. Navy from 1966-1970 as a Lieutenant in the Supply Corps.

Bruce M. Bowen, age 62, founded our company in 1990 and served as our President until September 1996. Beginning in September 1996, Mr. Bowen has served as our Executive Vice President and from September 1996 to June 1997 also served as our Chief Financial Officer.  In March 2014, Mr. Bowen stepped down as Executive Vice President, however, he continues to serve as an employee, focusing on business development and special projects. Mr. Bowen has served on the Board since our founding. Mr. Bowen is a 1973 graduate of the University of Maryland with a Bachelor of Science in Finance and in 1978 received a Masters of Business Administration in Finance from the University of Maryland.

Mr. Bowen has been in the equipment leasing business since 1975. Prior to founding the Company he served as Senior Vice President of PacifiCorp Capital, Inc.  In the past, he has served as Chairman of the Association for Government Leasing and Finance as well as various committees of the Equipment Leasing and Finance Association, which gave him a broad understanding of issues affecting our industry. During his leasing career, Mr. Bowen has participated in equipment lease financing in excess of $3 billion, involving many major vendors as well as government contractors. Throughout his leasing career, he has been responsible for finance and funding, and sales and operations activities, providing the Board with a vast array of knowledge in a multitude of industry-specific areas.

ePlus inc.	www.eplus.com

Terrence O’Donnell , age 70, joined our Board in November 1996 upon the completion of our IPO. Mr. O’Donnell is a partner with the law firm of Williams & Connelly LLP in Washington D.C.  He served as Executive Vice President, General Counsel and Chief Compliance Officer of Textron, Inc. from March 2000 and Corporate Secretary from 2009, until he retired from Textron Inc. on January 31, 2012.  Mr. O’Donnell has practiced law since 1977, and from 1989 to 1992 served as General Counsel to the U.S. Department of Defense. Mr. O’Donnell served on the Board of Directors and the Compensation, Nominating and Audit Committees of IGI Laboratories, Inc., an NYSE-Amex Equities company from 1993 to 2009. Mr. O’Donnell is a 1966 graduate of the U.S. Air Force Academy and received a Juris Doctor from Georgetown University Law Center in 1971.

Mr. O’Donnell brings to the Board of Directors experience in a variety of capacities relevant to the business of the Company.  His role at Textron Inc., a multi-industry company with global operations including a commercial finance subsidiary, as Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, provided valuable experience in business, finance, compliance, leasing, government procurement, environmental, health and safety, corporate and securities law, board and corporate governance, and internal controls, all of which complement directly his service on the Board of ePlus. His public service as a White House staff member for 5 years, 1972-1977, and as General Counsel of the Department of Defense, 1989-1992, have provided a deep understanding of the federal government and the governmental regulatory environment.  His service on the board and committees of another public company, IGI, Inc. for some 16 years, including his chairmanship of the IGI Audit Committee for over 12 years, provides insight and experience relevant to his service on the Board of ePlus and his role as Chairman of the Audit Committee.  His private practice experience at Williams & Connolly has also provided significant experience in regulatory matters, litigation, and securities and corporate law.

C. Thomas Faulders, III, age 64, joined our Board in July 1998. Mr. Faulders has been the President and Chief Executive Officer of the University of Virginia Alumni Association since 2006. Prior to that, Mr. Faulders served as the Chairman and Chief Executive Officer of LCC International, Inc. from 1999 to 2005 and as Chairman of Telesciences, Inc., an information services company, from 1998 to 1999. From 1995 to 1998, Mr. Faulders was Executive Vice President, Treasurer, and Chief Financial Officer of BDM International, Inc., a prominent systems integration company. Mr. Faulders also served as the Vice President and Chief Financial Officer of COMSAT Corporation, an international satellite communication company, from 1992 to 1995.  Prior to this, Mr. Faulders served in a variety of executive roles at MCI, including Treasurer and Senior Vice President of Marketing.  Mr. Faulders is the Vice-Chair of the Board of Trustees of Randolph College in Lynchburg, Virginia. He has served on numerous boards in the past and has held roles as chairs of compensation, audit and governance committees.  He is a 1971 graduate of the University of Virginia and in 1981 received a Masters of Business Administration from the Wharton School of the University of Pennsylvania.

Mr. Faulders’ extensive executive and financial experience in the telecommunications and high tech sectors enables him to assist ePlus directly in the oversight of financial and SEC reporting matters, and the knowledge and experience to provide insight and guidance in the formulation of strategic planning.  He qualifies as an audit committee financial expert within the meaning of SEC regulations.

Lawrence S. Herman, age 70, joined our Board of Directors in March 2001. Until his retirement in July 2007, Mr. Herman was one of KPMG’s and BearingPoint’s most senior Managing Directors with responsibility for managing the strategy and emerging markets in the company’s state and local government practice. During his 40 year career with BearingPoint and KPMG, Mr. Herman specialized in developing, evaluating, and implementing financial and management systems and strategies for state and local governments around the nation, as well as mid-market companies and organizations. In many assignments during his 40 plus year career with KPMG and BearingPoint, Mr. Herman was responsible for directing teams which evaluated, designed and implemented systems of internal controls covering procurement, accounting and human resources systems. He has directed accounting systems integration projects for private sector as well as state and local governments, and several statewide performance and budget reviews for California, North Carolina, South Carolina, Louisiana, Oklahoma, and others, resulting in strategic fiscal and technology plans. He is considered to be one of the nation’s foremost state budget, financial accounting and fiscal planning experts. Mr. Herman received his Bachelor of Science degree in Mathematics and Economics from Tufts University in 1965 and his Masters of Business Administration in 1967 from Harvard Business School.

ePlus inc.	www.eplus.com

Mr. Herman’s senior executive role as Managing Director at both KPMG and BearingPoint provided him with significant expertise in private sector and public sector government systems and technology issues. These roles provide the Board and the Company with significant expertise and experience in market segments core to the Company's business.

Eric D. Hovde, age 50, joined our Board in November 2006. Mr. Hovde is the Chairman and Chief Executive Officer of H Bancorp, a $1.3 billion private bank holding company with banking operations on both the east and the west coast.  He is also the Chief Executive Officer of Hovde Capital Advisors, LLC, an asset management firm that focuses on investing in the financial services and real estate sectors of the public equity markets.   In this capacity, Mr. Hovde provides the investment team with strategic direction and guidance in their investment decisions. Additionally, Mr. Hovde is the Chief Executive Officer of Hovde Properties, LLC, a real estate management company where he oversees management of the company and all large development projects. He has over twenty years of experience in real estate investing and management.  Mr. Hovde previously was the CEO of Hovde Financial, an investment banking organization that he co-founded focused on the mergers and acquisitions of banks and thrifts. Mr. Hovde has also served as a director on numerous bank and thrift boards and currently serves as the Chairman of Sunwest Bancorp in Orange County, California. Mr. Hovde has also served on the boards and various committees of both public and private companies.

Mr. Hovde’s career has provided him with an expertise in the financial services industry and the investment management areas and, as such, he has been featured on numerous occasions on financial television and in national print media publications—including CNBC, Bloomberg TV, and The Wall Street Journal. His familiarity and understanding of the interplay between the economy and the financial and real estate markets has provided him with a knowledgeable perspective enabling him to act in multiple capacities – that of an executive, an industry commentator, and a financial industry expert.

Mr. Hovde is also the co-founder and a trustee of The Eric D. and Steven D. Hovde Foundation, a non-profit organization that actively supports two central missions - clinical research to find a cure for Multiple Sclerosis and charitable relief for children in desperate need. The Foundation has established Hovde Houses in: Huanuco, Peru; Mexico City, Mexico; Winneba, Ghana; Kigali, Rwanda; and Mombasa, Kenya. Mr. Hovde has also established a homeless shelter for children and their parents complete with casework managers and job training in his hometown of Madison, Wisconsin.

Mr. Hovde received his degrees in Economics and International Relations at the University of Wisconsin-Madison.

John E. Callies, age 60, joined our board on July 23, 2010.  Mr. Callies was employed by IBM in various capacities for thirty-four years.  Most recently, he served as general manager of IBM Global Financing from 2004 until his retirement in June 2010. With operations in 55 countries supporting 125,000 clients, he led the world's largest information technology financing and asset management organization and Mr. Callies was responsible for business direction and management of a portfolio of nearly $35 billion in total assets. Previously, as vice president, marketing, On Demand Business for IBM, Mr. Callies had company-wide responsibility for all marketing efforts in support of On Demand Business, along with leading the marketing management discipline for IBM.  In 2003, Mr. Callies was appointed vice president, marketing and strategy, of IBM Systems Group.  Prior to that, beginning in 1996 when he was named general manager, small and medium business, IBM Asia Pacific Corporation, based in Tokyo, Japan, Mr. Callies has filled roles in marketing and marketing management.  In 1991 he was named general manager of IBM Credit Corporation’s end-user financing division, now called IBM Global Financing.  His career at IBM Credit Corporation began in 1985, when he progressed through various executive positions in sales and operations.  Mr. Callies is a former Chair of the Board of Governors of Fairfield Preparatory School in Fairfield, Connecticut and former member of the advisory board of Lehigh University.  He also serves on the Advisory Board of the Leeds School of Business at the University of Colorado. Mr. Callies is a 1976 graduate of Lehigh University.

Mr. Callies brings over thirty years of experience in the technology marketplace to the ePlus Board. In particular, his broad understanding of the computer reseller channel, financing and international markets will help the Company strengthen its position in the marketplace.

ePlus inc.	www.eplus.com

Ira A. Hunt, III , age 58, has been nominated to join the Board in September 2014.  Mr. Hunt is President and Chief Executive Officer of Hunt Technology, LLC, a private consulting practice focused on strategic IT planning, cyber and data-centric security, big data analytics, and cloud computing.  He serves as an Operating Partner for LLR Partners, a private equity investment firm, and as an advisor to Artis Ventures, a Silicon Valley venture capital investment group.  Mr. Hunt’s consulting portfolio spans startups and large established companies whom he advises on strategic product roadmaps, target markets, government contracting and other business opportunities.

In October 2013, after a 28 year career, Mr. Hunt retired from the Central Intelligence Agency (the “CIA”) as their Chief Technology Officer (“CTO”).  As CTO, Mr. Hunt set the information technology strategic direction and future technology investment plan for the CIA.  He was the conceptual and motivating force behind the CIA’s decision to acquire a copy of both the Amazon cloud and IBM’s Watson.  Mr. Hunt developed the CIA’s Accelerated Technology Adoption Process to enable the CIA to dramatically speed-up its processes to discover, evaluate, acquire and implement new capabilities in support of its business requirements.  This now often-copied process rebuilt and reinvigorated the CIA’s engagement with technology leadership across the spectrum from startups and the venture capital community in Silicon Valley, to corporate research labs and universities, to major product vendors and government contracting partners.

Prior to that, Mr. Hunt served as Director, Application Services, of one of the largest business units in the CIA.  Mr. Hunt was responsible for building the mission software that the CIA’s core business activities—All-Source Analysis and Clandestine Collection and Operations—used to conduct their day-to-day work.  Under his leadership, Application Services implemented agile software development techniques, achieved an impressive 86+% on-time and on-budget delivery, and shifted the CIA to a services-based IT architecture and environment.

Mr. Hunt began his CIA career in 1985 as an analyst in the CIA’s Directorate of Intelligence and subsequently served in positions of increasing responsibility across the organization to include: the Directorate of Intelligence, DCI’s Non-Proliferation Center, Crime Narcotics Center, and Open Source Program Office, and CIO.  Mr. Hunt began his career in 1979 working as an aerospace engineer for Rockwell International and General Research Corporation.  He holds a Bachelor of Engineering and Masters of Engineering in Civil/Structural Engineering from Vanderbilt University in Nashville, Tennessee.

Mr. Hunt currently serves on the Board of Directors for Mission Link, a non-profit organization focused on providing guidance and connections between innovative start-ups and small to medium companies with the Intelligence and Defense communities.  He has served on the Armed Forces Communications and Electronic Association and was extremely active in his community’s youth sports programs spending many years as Treasurer of McLean Youth Inc, President of Langley Swim and Tennis Club, chief timer for Langley High School Swim Team, and as coach and manager of Great Falls and Arlington Travel Soccer teams.

Mr. Hunt’s experiences as a long-time Senior Executive at the CIA combined with the extensive network of relationships and connections he has built throughout the Venture Capital, Private Equity, and start-up communities bring an additional set of skills and opportunities to the Board.  Recognized throughout his CIA career as strategic thinker and successful implementer, Mr. Hunt brings valuable insights into the direction that information technology is heading and the potential value proposition of these new capabilities to government and private sector organizations.

CORPORATE GOVERNANCE

Role of the Board of Directors

Our Board plays an active role in overseeing management and representing the interests of shareholders. Directors are expected to attend Board meetings and the meetings of committees on which they serve. Directors are also frequently in communication with management between formal meetings. During the fiscal year ended March 31, 2014, the Board met a total of eight times. All directors attended at least 75% of the total Board and committee meetings to which they were assigned in the fiscal year ended March 31, 2014.  The Company does not have a policy about directors’ attendance at the Annual Meeting of shareholders, however, all eight members of our Board attended the 2013 Annual Meeting of shareholders.  Our Board of Directors has determined that six of our eight board members are “independent directors” as defined in NASDAQ Rule 5605(a)(2).  Of our two non-independent directors, Mr. Norton, who is Chairman of our Board, also serves as our Chief Executive Officer and President.  Until March 28, 2014, Mr. Bowen served as our Executive Vice President.  Effective March 28, 2014, Mr. Bowen stepped down from his officer position, and moved to a business development and special projects role.

ePlus inc.	www.eplus.com

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines and Policies, which were most recently reviewed and revised in February 2014, the Company’s current practice is to combine the Chief Executive Officer and Chairman roles.  The Board has determined that combining these positions serves the best interests of the Company and its shareholders at this time.  The Board believes that having a Lead Independent Director best balances the need for effective and independent oversight of management with the need for strong, unified leadership.  Mr. C. Thomas Faulders, III currently serves as our Lead Independent Director.  Board oversight is further enhanced by the fact that all of the Board’s key committees – Audit, Compensation, and Nominating and Corporate Governance, are comprised entirely of independent directors.  The Board, as part of its regular review of the effectiveness of the Company’s governance structure, reviews at least annually whether combining the roles of CEO and Chairman continue to serve the best interests of the Company and its shareholders.

The Nominating and Corporate Governance Committee annually reviews and assesses the continuing effectiveness of the role of Lead Independent Director.  As provided in our Corporate Governance Guidelines and Policies, the Lead Independent Director’s responsibilities include:

•	Serve as a liaison between the CEO and independent directors;
•	Preside at regular executive sessions of independent directors, or at Board meetings when the Chairman is ill, absent, or otherwise unable to carry out the duties of Chairman;
•	Convene additional executive sessions of independent directors as needed, either at his own initiative or at the request of other independent directors;
•	In conjunction with the CEO, or committee chair as appropriate, determine board and committee agendas and the type of information that should be provided to the directors;
•	Discuss with the CEO the amount of time to be allotted for meeting agenda items;
•	Meet with ePlus shareholders, as appropriate; and
•	Review, in conjunction with the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee, factors that may affect a director’s independence.

The lead independent director also occasionally approves non-material changes to corporate policies, when proposed changes arise outside the board’s scheduled review process.

The Board’s Role in Risk Oversight

The Board oversees the Company’s enterprise risk management process.  Management reviews the process with the full Board on a periodic basis, including identification of key risks and steps taken to monitor or mitigate them.  Although the full Board is responsible for this oversight function, the Audit, Compensation and Nominating and Corporate Governance Committees assist the Board in discharging its oversight duties.  Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the Board in the manner outlined below, the Board itself remains responsible for the oversight of the Company’s risk management program.

The Audit Committee discusses with management and the independent auditor, as appropriate, (i) risks related to its duties and responsibilities as described in its charter, (ii) management’s policies and processes for risk assessment and risk management and (iii) in the period between the Board’s risk oversight reviews, management’s evaluation of the Company’s major risks and the steps management has taken or proposes to take to monitor and mitigate such risks.  The Company’s Compensation Committee reviews risks related to the subject matters enumerated in its charter, including the Company’s compensation programs and plans and incentive compensation and equity plans.  The Nominating and Corporate Governance Committee considers risks related to the subject matters for which it is responsible, primarily corporate governance matters and related person transactions.

ePlus inc.	www.eplus.com

Standard of Conduct and Ethics

We are committed to ethical behavior in all that we do.  Our Standard of Conduct and Ethics applies to all of our directors, officers and employees. It sets forth our policies and expectations on a number of topics, including our commitment to promoting a fair workplace, avoiding conflicts of interest, compliance with laws (including insider trading laws), appropriate relations with government officials and employees, and compliance with accounting principles.

We also maintain a toll-free hotline through which concerns may be raised regarding accounting or financial reporting matters, or other matters of concern.  The hotline is available to all employees, 7 days a week, 24 hours a day, in English and in Spanish. Employees using the hotline may choose to remain anonymous. All hotline inquiries are forwarded to a member of our Audit Committee, as well as to our general counsel and vice president of human resources.

Our Standard of Conduct and Ethics is posted on our website at http://www.eplus.com/ethics.  Printed copies of the Standard of Conduct and Ethics may be obtained by shareholders, without charge, by contacting Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia 20171. We intend to make any required disclosures regarding any amendments of our Standard of Conduct and Ethics or waivers granted to any of our directors or executive officers on our website at www.eplus.com.

Identifying and Evaluating Nominees for Directors

Each year, the Nominating and Corporate Governance Committee recommends to the Board the slate of directors to serve as nominees for election by the shareholders at the annual meeting.  Incumbent directors standing for reelection are evaluated by the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, which includes reviewing the incumbent’s capabilities, availability to serve, independence and other relevant factors.  The process for identifying and evaluating candidates to be nominated to the Board starts with an evaluation of a candidate by the Chairman of the Committee, followed by the Committee in its entirety. Director candidates may also be identified by shareholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience, and capabilities on the Board of Directors, including factors such as technical experience, IT business expertise, financial experience, and ability to contribute toward business development. Furthermore, any member of the Board of Directors shall meet the following criteria:

•	Unquestioned personal ethics and integrity;
•	Possess specific skills and experience aligned with ePlus’ strategic direction and operating challenges;
•	Bring to the Board diversity in skills and experience that complement the overall composition of the Board;
•	Have a history of core business competencies of high achievement;
•	Possess a demonstrated record of success, financial literacy and history of making good business decisions and exposure to best practices;
•	Demonstrate interpersonal skills that maximize group dynamics;
•	Be enthusiastic about ePlus; and
•	Have sufficient time to become fully engaged.

Additionally, the Nominating and Corporate Governance Committee annually reviews the Board’s size, structure, composition and functioning, to ensure an appropriate blend and balance of diverse skills and experience. Diversity may encompass a candidate’s gender, race, national origin, educational and professional experiences, expertise and specialized or unique technical backgrounds and/or other tangible or intangible aspects of the candidate’s qualifications in relation to the qualifications of the then current board members and other potential candidates. The Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity should be applied in identifying or evaluating director candidates, and diversity is but one of many factors the Nominating and Corporate Governance Committee may consider.

ePlus inc.	www.eplus.com

Shareholder Nominees

Shareholder proposals for nominations to the Board should be submitted to the Corporate Secretary of the Company as specified in the Company’s Bylaws.  The information requirements for any shareholder proposal or nomination can be found in Section 2.8 of our Bylaws, available at http://www.eplus.com/bylaws.  Proposed shareholder nominees are communicated to the Nominating and Corporate Governance Committee and are considered in the selection process for nominees to be included among the director candidates to be recommended to the Board.

Communications with the Board of Directors

Persons interested in communicating with the directors regarding concerns or issues may address correspondence to a particular director, to the Board, or to the independent directors generally, in care of ePlus inc. at 13595 Dulles Technology Drive, Herndon, Virginia 20171.  If no particular director is named, letters will be forwarded, as appropriate and depending on the subject matter, by the General Counsel to the Chair of the Audit Committee, the Chair of the Compensation Committee, or the Chair of the Nominating and Corporate Governance Committee.  The General Counsel reviews such communications for spam (such as junk mail or solicitations) or misdirected communications.

Director Independence

Our Board has reviewed the relationships concerning independence of each director on the basis of the definition of “independent” contained in the Nasdaq Marketplace Rules and our Corporate Governance Guidelines and Policies, a copy of which is available on our website at http://www.eplus.com/corporate-governance-guidelines.  Guideline No. 11 of our Corporate Governance Guidelines and Policies provides that the Board of Directors has determined that the following relationships will not be considered material relationships that would impair a director's independence:

Business Relationships

•
The Company does business with a director’s business affiliate or the business affiliate of an immediate family member of a Director for goods or services, or other contractual arrangements, in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons and the annual revenues or purchases from such business affiliate are less than the greater of $200,000 and 1% of such person’s consolidated gross revenues;

•
A company (of which a Director or an immediate family member is an officer) does business with the Company and the annual sales to, or purchases from, the Company during such other company’s preceding fiscal year are less than the greater of $200,000 and 1% of the gross annual revenues of such other company;

•
A law firm of which a Director or an immediate family member is a partner or of counsel performs legal services for the Company, the Director or the immediate family member does not personally perform any legal services for the Company, and the annual payments to such law firm are less than the greater of $200,000 and 1% of such law firm’s consolidated gross revenues;

•
An investment bank or consulting firm of which a Director or an immediate family member is a partner or of counsel performs investment banking or consulting services for the Company, the Director or the immediate family member does not personally perform any investment banking or consulting services for the Company and the annual payments to such investment bank or consulting firm are less than the greater of $200,000 and 1% of such investment bank’s or consulting firm’s consolidated gross revenues; and

•	The Director serves on a regularly constituted advisory board of the Company, for which such Director receives standard fees of no more than $50,000 per annum.

ePlus inc.	www.eplus.com

Relationships with Not-for-Profit Entities

•
A foundation, university or other not-for-profit organization of which a Director or immediate family member is an officer, director or trustee receives from the Company contributions in an amount which does not exceed the greater of $100,000 and 1% of the not-for-profit organization’s aggregate revenues during the entity’s preceding fiscal year. (The Company’s automatic matching of employee charitable contributions, if any, are not included in the Company’s contributions for this purpose.)

In accordance with that review, our Board has made a subjective determination as to each independent director that no relationships exist that, in our Board’s opinion, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by management with regard to each director’s business and personal activities as they may relate to our business and our management.

The Board has determined that the following current directors, Messrs. O’Donnell, Cooper, Herman, Faulders, Hovde and Callie, and director nominee Mr. Hunt are independent under the Nasdaq Marketplace Rules and in accordance with the Corporate Governance Guidelines and Policies. The Board has also determined that the members of each committee of the Board are independent under the listing standards of the Nasdaq Marketplace Rules for the respective committees on which they serve.  In determining the independence of the directors, the Board additionally considered the relationships described under “Related Person Transactions,” which it determined were immaterial to the individuals’ independence.

COMMITTEES OF THE BOARD OF DIRECTORS

Committees

In accordance with our bylaws, the Board of Directors has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. On December 13, 2012, the Board of Directors approved and adopted amended charters for each of our three committees. Additional changes to the Compensation Committee Charter were effected on April 17, 2013.  The charter for each of our committees can be found at http://www.eplus.com/committee-charters.

The following table provides a summary of the membership of each of the committees of the Board of Directors as of March 31, 2014.

Name	Audit	Compensation	Nominating and Corporate Governance
John E. Callies	Member	Chair
Milton E. Cooper, Jr.		Member	Member
C. Thomas Faulders III	Member	Member
Lawrence S. Herman	Member		Chair
Eric D. Hovde		Member	Member
Terrence O'Donnell	Chair		Member

The Audit Committee

The Audit Committee of the Board of Directors assists the Board in its oversight of the Company’s corporate accounting and financial reporting process; the Company’s process to manage business and financial risk; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent auditor. The Audit Committee is governed by a Board-approved charter stating its responsibilities. The Committee’s responsibilities include:

ePlus inc.	www.eplus.com

•
to appoint, compensate, retain and oversee the work of the independent auditor engaged for the purpose of preparing or issuing an audit report and performing other audit, review or attest services for the Company.

•
to discuss the annual audited financial statements with management and the Company’s independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

•
to discuss the Company’s unaudited financial statements and related footnotes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of the Company’s Form 10-Q for each interim quarter with management and independent auditor, as appropriate.

•	to provide oversight of the Company’s internal audit function.
•
to discuss the earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies with management and the independent auditor, as appropriate.

For additional information regarding the Audit Committee’s duties and responsibilities, please refer to the Audit Committee’s charter, which is available on our website.

The Board has determined that each of the members of the Audit Committee is independent within the meaning of the listing standards of Nasdaq Marketplace Rules and applicable SEC regulations. The Board has determined that Mr. Faulders is an Audit Committee financial expert within the meaning of SEC regulations. No Committee member simultaneously serves on the audit committee of more than two other public companies.  The Audit Committee met ten times during the fiscal year ended March 31, 2014.

As required under the Sarbanes-Oxley Act of 2002, the Audit Committee has procedures in place to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Compensation Committee

The Compensation Committee of the Board of Directors oversees and advises the Board on the adoption of policies that govern the Company’s compensation and benefit programs. The Board has determined that each of the members of the Compensation Committee is an independent director within the meaning of the Nasdaq Marketplace Rules, a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.  The Compensation Committee is additionally governed by a Board-approved charter.  During the fiscal year ended March 31, 2014, the Compensation Committee met five times.

The Compensation Committee reviews the effectiveness of the Company’s executive compensation programs, including reviewing and approving goals and objectives for the Company’s executives. The Compensation Committee is responsible for evaluating and setting the compensation for our Chief Executive Officer, Phillip G. Norton. Mr. Norton is responsible for evaluating and recommending to the Compensation Committee the amount of compensation of our other executive officers. The Compensation Committee reviews such recommendations from Mr. Norton and has the authority to approve or revise such recommendations.  The Compensation Committee also administers the Company’s equity benefit plans.

The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee to perform certain of its duties on its behalf including, to the extent permitted by applicable law, the delegation to a subcommittee of at least two directors the authority to grant equity awards and approve performance-based compensation.  The Compensation Committee’s authority to grant equity awards may not be delegated to the Company’s management. The functions of the Committee are further described in its charter, which can be found on our website.

Additionally, the Compensation Committee is directly responsible for the appointment, compensation and oversight of any work of any compensation consultant, legal counsel or other advisor retained by the Committee, and the Company must provide adequate funding for same.

ePlus inc.	www.eplus.com

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of the four independent directors listed above. No member of the Compensation Committee is a current, or during fiscal 2014 was a former, officer or employee of the Company or any of its subsidiaries. During fiscal 2014, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. In fiscal 2014, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. The Nominating and Corporate Governance Committee is governed by a Board-approved charter stating its responsibilities, as well as Corporate Governance Guidelines and Policies that were adopted and are regularly reviewed by the Board of Directors. The Committee assists the Board by selecting and recommending Board nominees and making recommendations concerning the composition of Board committees. The Committee also reviews and recommends to the Board the compensation of non-employee directors and reviews related person transactions involving the Company and its directors, executive officers or significant stockholders. The Nominating and Corporate Governance Committee met five times during the fiscal year ended March 31, 2014.  The Board has determined that each of the members of the Committee is an independent director within the meaning of the Nasdaq Marketplace Rules.  The functions of the Committee are further described in its charter, which can be found on our website.

DIRECTORS’ COMPENSATION

The following table sets forth the compensation for the members of the Board of Directors of ePlus for the fiscal year ended March 31, 2014. Mr. Norton, the Company’s Chairman of the Board, President and Chief Executive Officer, and Mr. Bowen, the Company’s founder, who currently performs a business development and special projects role as an employee with the Company, do not receive any additional compensation for their service as a director. Mr. Norton’s and Mr. Bowen’s compensation is reported under “Executive Compensation” herein and accordingly is not included in the following table.

The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation.  For the fiscal year ended March 31, 2014, each non-employee director received an annual cash retainer of $75,000, paid in quarterly installments, or, alternatively, at the director’s election, a director may receive his cash compensation in non-forfeitable restricted stock. In addition, each non-employee director will receive an annual grant of restricted stock having a fair market value on the date of grant (determined without regard to the restrictions applicable thereto) equal to the aggregate dollar amount of cash compensation earned by a non-employee director during the Company’s fiscal year ended immediately prior to the annual grant date.  All awards of restricted stock vest ratably over two years.  Upon joining the Board, a new non-employee director will receive a pro-rata share of restricted stock awarded to the other non-employee directors, based on the number of days the new non-employee director will serve before the next regularly scheduled annual grant date (i.e., September 25th). These pro-rata awards will also vest ratably over two years.  The restricted stock grants described in this paragraph are rounded down, to avoid a fractional share award.

Directors are also reimbursed for their out-of-pocket expenses incurred to attend Board or committee meetings.

ePlus inc.	www.eplus.com

2014 Fiscal Year Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation	Nonqualifieid Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John E. Callies	75,000	64,974	-	-	-	-	139,974
Milton E. Cooper, Jr.	75,000	64,974	-	-	-	-	139,974
C. Thomas Faulders, III	75,000	64,974	-	-	-	-	139,974
Lawrence S. Herman	75,000	64,974	-	-	-	-	139,974
Eric D. Hovde	75,000	64,974	-	-	-	-	139,974
Terrence O'Donnell	75,000	64,974	-	-	-	-	139,974

(1)
Two of our directors, Mr. O’Donnell and Mr. Hovde, made a stock fee election for calendar year 2013 to receive shares of restricted stock in lieu of cash pursuant to the 2008 Non-Employee Long-Term Incentive Plan (the “Director LTIP”).  The number of shares received is determined by using the Fair Market Value of a share of common stock, as defined in the 2008 Director LTIP, rounded down to avoid a fractional share.  Thus, Mr. O’Donnell and Mr. Hovde each received 307, 362, and 331 shares of restricted stock in lieu of cash compensation for the first, second and third quarters, respectively, of the fiscal year ended March 31, 2014.  Mr. O’Donnell and Mr. Hovde also made a stock fee election for calendar year 2014, which resulted in their each receiving 329 shares of restricted stock in lieu of cash compensation in the last quarter of the fiscal year, which ended March 31, 2014.

(2)
The values in this column represent the aggregate grant date fair values of the fiscal year 2014 restricted stock awards, computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB Topic 718”).

(3)	As of March 31, 2014, the aggregate number of nonvested restricted stock shares and all stock options outstanding for each director was as follows:

Name	Number of Restricted Stock Shares	Number of Stock Options
John E. Callies	1,781	-
Milton E. Cooper, Jr.	1,781	-
C. Thomas Faulders, III	1,781	-
Lawrence S. Herman	1,781	-
Eric D. Hovde	3,137	-
Terrence O'Donnell	3,950	-

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each person who was an executive officer of ePlus on June 30, 2014.  There are no family relationships between any director or executive officer and any other director or executive officer of ePlus.  Additional information relating to Mr. Norton, who is the Chairman of our Board and an executive of the Company, may be found in the section entitled “Proposal 1 – Election of Directors.”

ePlus inc.	www.eplus.com

Name	Age	Position

Phillip G. Norton	70	Chief Executive Officer and President

Elaine D. Marion	46	Chief Financial Officer

Mark P. Marron	53	Chief Operating Officer

Steven J. Mencarini	58	Senior Vice President of Business Operations

The business experience of each non-director executive officer of ePlus is described below.

Elaine D. Marion joined us in 1998.  Ms. Marion became our Chief Financial Officer on September 1, 2008.  Since 2004, Ms. Marion served as our Vice President of Accounting.  Prior to that, she was the Controller of ePlus Technology, inc., a subsidiary of ePlus, from 1998 to 2004. Ms. Marion is a graduate of George Mason University, where she earned a Bachelor’s of Science degree with a concentration in Accounting.

Mark P. Marron joined our subsidiary ePlus Technology, inc. in 2005 as Senior Vice President of Sales.  On April 22, 2010, he was appointed as Chief Operating Officer of ePlus inc. and President of ePlus Technology, inc. Prior to joining us, from 2001 – 2005 Mr. Marron served as senior vice president of worldwide sales of NetIQ. Prior to joining NetIQ, Mr. Marron served as senior vice president and general manager of worldwide channel sales for Computer Associates International Inc. Mr. Marron has a Bachelor’s of Science degree in Computer Science from Montclair State University.

Steven J. Mencarini joined us in June 1997.  On September 1, 2008, he became our Senior Vice President of Business Operations.  Prior to that, he served as our Chief Financial Officer.  Prior to joining us, Mr. Mencarini was Controller of the Technology Management Group of CSC. Mr. Mencarini joined Computer Sciences Corporation (“CSC”) in 1991 as Director of Finance and was promoted to Controller in 1996. Mr. Mencarini is a graduate of the University of Maryland and received a Masters of Taxation from American University in 1985.

Each of our executive officers is chosen by the Board and holds his or her office until his or her successor shall have been duly chosen and qualified or until his or her death or until he or she resigns or is removed by the Board.

COMPENSATION COMMITTEE REPORT

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this proxy statement by reference and shall not otherwise be treated as filed under the federal securities laws.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management.  Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis, as it appears below, be included in this proxy statement and incorporated by reference into the Company’s 2014 Annual Report on Form 10-K.

Submitted by the Compensation Committee

John E. Callies (Chairman)
Milton E. Cooper, Jr.
C. Thomas Faulders, III
Eric D. Hovde

ePlus inc.	www.eplus.com

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables under “Executive Compensation” following this discussion:

Phillip G. Norton	Chairman, President and Chief Executive Officer
Bruce M. Bowen	Executive Vice President
Elaine D. Marion	Chief Financial Officer
Mark P. Marron	Chief Operating Officer
Steven J. Mencarini	Senior Vice President

While Mr. Bowen is a named executive officer in this proxy statement, effective March 28, 2014, he stepped down as an executive officer of the Company.  Therefore, this discussion only includes an analysis of Mr. Bowen’s compensation during the fiscal year ended March 31, 2014.

Executive Summary

The Compensation Committee oversees the executive compensation program and determines the compensation for the Company’s executive officers.  The Company believes the compensation program for the named executive officers contributed to the Company’s financial performance in fiscal year 2014.  During the 2014 fiscal year, the Company continued to grow at a faster rate than that of the overall IT market.  Total revenues increased 7.6% to $1.1 billion, driven by 8.3% growth in our technology segment. Fully diluted earnings per share increased to $4.37 from $4.32 per share, on a similar share count.  During the fiscal year, the Company’s share price increased from $46.21 on March 28, 2013, to $55.76 on March 31, 2014, an appreciation of 20.7%.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests.  Our executive compensation program evolves and is adjusted over time to support ePlus’ business goals and promote both short- and long-term profitable growth of the Company. Cash compensation consists primarily of base salary and payments under our annual executive incentive plan that, for the fiscal year ended on March 31, 2014, are based on company financial performance and individual performance.  Equity-based compensation is used to align compensation with the long-term interests of ePlus’ shareholders by focusing our executive officers on increasing shareholder value.

The compensation for our named executive officers presently consists of three elements— base salaries, annual performance-based cash bonuses, and long-term equity awards in the form of restricted stock—that are designed to reward performance in a straightforward manner. The annual bonus program provides incentives for executives to help achieve the Company’s annual financial goals. Restricted stock awards provide incentives for executives to remain employed by the Company and to create and maintain long-term value for shareholders, since the shares vest over a multi-year period.  These components of the program are directly linked to the principle that executive compensation should be based on performance.

The Company’s executive compensation program is also intended to promote and maintain stability within the executive team. Except as noted below, all restricted stock awards made to the named executive officers to date vest over a three-year vesting period.  In June 2014, Mr. Norton received a grant of restricted stock which will vest over a two-year vesting period.  Each named executive officer has been an employee of the Company for at least 15 years, other than Mr. Marron who joined the Company in 2005. The Company expects each named executive officer to contribute to the Company’s overall success as a member of the executive team rather than focus solely on specific objectives within the officer’s area of responsibility.

ePlus inc.	www.eplus.com

The Company believes its executive compensation program is simple in design and serves the Company and its shareholders well.

Objectives of Our Compensation Program

The Compensation Committee and ePlus’ management believe that compensation is an important tool that should help recruit, retain and motivate the employees that the Company will depend on for current and future success.  The primary objectives of the Compensation Committee are to design and administer a compensation program for our named executive officers to:

•	attract, retain, and reward highly qualified and experienced executives;
•	align compensation with our business objectives and performance;
•	provide incentives for the creation of long-term shareholder value; and
•	reward individual performance.

2013 Say on Pay Vote

The Company held its first advisory vote on executive compensation (colloquially referred to as “Say on Pay”) at its annual meeting of shareholders in 2011, at which time shareholders also recommended that the Say on Pay vote be held annually.  Consequently, at our annual meeting of shareholders in September 2013, we included a Say on Pay proposal for our shareholders to provide an advisory vote.  Of the total shares voted, more than 83% voted in favor of our executive compensation.  Proposal No. 2 provides for an advisory shareholder vote on the Company’s executive compensation program in fiscal year 2014.  The Compensation Committee evaluated the results of the 2013 advisory vote, together with the other factors and data discussed in this Compensation Discussion and Analysis in determining executive compensation policies and decisions.  The committee considered the vote results and did not make any significant changes to our executive compensation policies and decisions as a result of the 2013 advisory vote.  However, for Mr. Norton’s and Mr. Marron’s compensation during the fiscal year ended March 31, 2014, the Committee revised the allocation of the components of cash compensation so that it is more heavily weighted toward the annual cash bonus, which is calculated and paid based on annual performance-based criteria.

Executive Compensation Decision-Making Process

Role of Compensation Committee and Chief Executive Officer

The Compensation Committee generally establishes the components of our compensation program and may evaluate the components from time to time.  The Compensation Committee is responsible for evaluating and setting the compensation for our Chief Executive Officer, Phillip G. Norton.  Mr. Norton does not participate in the Compensation Committee’s deliberations or decisions with regard to his compensation.  Each year, the Compensation Committee conducts an evaluation of each named executive officer to determine if changes in the officer’s compensation are appropriate based on the considerations described below.  Mr. Norton is responsible for evaluating and recommending to the Compensation Committee the amount of compensation of our other named executive officers, Elaine D. Marion, Mark P. Marron, and Steven J. Mencarini.  The Compensation Committee reviews such recommendations from Mr. Norton and has the authority to approve or revise such recommendations.  The Compensation Committee gives considerable weight to Mr. Norton’s evaluation of the other named executive officers because of his direct knowledge of each executive officer’s performance and contributions.  The decisions of the Compensation Committee regarding the amount of compensation to be paid to Messrs. Norton, Marron, and Mencarini, and Ms. Marion do not require review or approval by our Board of Directors.  See “Components of Compensation and 2014 Compensation Determinations” below for an analysis of how compensation is determined.

ePlus inc.	www.eplus.com

The Role of the Compensation Consultant

The Company established the overall features of its current compensation program in September 2009.  At that time, the Compensation Committee retained the services of Towers Perrin (now Towers Watson), an independent compensation advisory firm, to perform a review of our executive compensation program.  Towers Watson performed another review of our executive compensation program, in June 2013.  Like the September 2009, and a subsequent 2011 review, the review included a competitive review of our executive total compensation for our named executive officers, including base salary, annual cash incentive, total cash compensation (base salary plus annual cash incentives), long-term incentives, total direct compensation (total cash compensation plus long-term incentives), and severance provisions.  While Towers Watson provided general observations on the Company’s compensation programs, it did not determine or recommend the amount or form of compensation for the named executive officers.  In the past, Towers Watson has also performed some additional compensation-related services, such as a review of executive stock ownership guidelines, review of board compensation, and a compensation assessment for select employees who are not named executive officers.  The Committee has considered the independence of its compensation consultant and has not identified any conflicts of interest regarding the services of its consultant or the consultant’s employees.

The Role of Peer Companies and Benchmarking

The Compensation Committee reviews compensation practices at peer companies as part of its decision-making process so it can set total compensation levels that it believes are reasonably competitive. The Compensation Committee, however, does not set compensation components to meet specific benchmarks, such as targeting salaries “above the median” or equity compensation at a particular percentile. Furthermore, the Compensation Committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by the named executive officers.

In June 2013, the Committee considered whether to update the composition of our peer group.  After a review, which included the advice of Towers Watson, with regard to our CEO and CFO positions, the Committee established the revised peer group of the Companies listed below:

Black Box Corp	Datalink Corp.	PC Connection Inc.
CDW	Insight Enterprises Inc.	PC Mall Inc.
Ciber Inc.	Maximus Inc.	Softchoice Corp.

As compared to the peer group we established in 2011, for the June 2013 peer group we removed Agilysys and Ariba from the list, as they were bought by Merlin Equity and SAP, respectively.  We also removed Mantech International Corp, Moduslink Global Solutions Inc., Sapient, and SRA International, as we re-evaluated their lines of business and determined that other peer companies, CDW and Insight Enterprises Inc., are more closely aligned with our business.  In determining our peer group, we considered our revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), revenue per employee, EBITDA per employee, market capitalization, number of employees, and companies with whom we compete for customers.  We also view a number of other companies as potential peers, however, because they are privately held, no compensation data was available for those entities and they were not included in our peer group.

Below is a list of the proxy peer companies considered in setting the compensation of each of the named executive officers except for Mr. Mencarini and Mr. Marron.

Peer Company	Phillip G. Norton, CEO	Bruce M. Bowen, EVP	Elaine D. Marion, CFO

Black Box Corp.	X	X	X
CDW	X		X
CIBER Inc.	X	X	X
Datalink	X	X	X
Insight Enterprises	X	X	X
Marlin Business Services		X
Maximus Inc.	X	X	X
MicroFinancial		X
PC Connection Inc	X	X	X
PC Mall Inc.	X	X	X
Softchoice Corp.	X		X

ePlus inc.	www.eplus.com

In the case of Mr. Bowen’s proxy peer group, in some cases multiple positions were considered for a peer company:  Black Box Corp. (Vice President, Voice Communications North, Europe and Latin America; Senior Vice President, Pacific Rim/Far East), CIBER Inc. (Senior Vice President and General Manager, North America and Executive Vice President, Global Accounts), Insight Enterprises, Inc. (President, Insight United States and President, Insight EMEA), and Maximus Inc. (President, Health Services; President, Human Services; Chief, Human Capital and President, Tax and Employer Service).

In the case of Mark Marron, there was insufficient proxy data available in the peer group. In light of that, the Committee considered published survey data for Mr. Marron.  The survey analysis matched Mr. Marron to the 2013 Culpepper Executive Compensation Survey.  The survey matched Mr. Marron’s position for revenue scope and job responsibilities.  The most closely matched survey position description is:  Provide strategic and operational direction to multiple line operating units such as product development, marketing, and/or customer and product support.  Assist CEO and board of directors to establish strategic objectives and operating policies and procedures to ensure attainment of organizational objectives.  Evaluate results within business units to determine if organizational objectives are being met.  Establish and coordinate responsibilities and procedures among subordinate divisions and departments.

In the case of Mr. Mencarini, sufficient proxy data was not available for Senior Vice President of Business Operations positions.  However, Towers Watson used the 2013 Culpepper Executive Compensation Survey as a comparison, matched for revenue scope.  The most closely matched survey position was Senior Operations Executive.  The survey position description includes: Oversees the organization’s various operations functions.  Develops and implements policies and procedures for all facilities and processes within operation units.  Works closely with various departments to ensure organizational standards are being met.  Evaluates the implementation of new systems and procedures.

Components of Compensation and 2014 Compensation Determinations

Our named executive officer compensation program is based upon:

•	base salary;
•	annual performance cash bonuses paid pursuant to our Executive Incentive Plan; and
•
long-term equity-based awards under our shareholder-approved Employee Long-Term Incentive Plan, or “Employee LTIP.”  Awards made prior to September 2012 were issued under our 2008 Employee Long-Term Incentive Plan (“2008 Employee LTIP”).  In September 2012, our shareholders approved our 2012 Employee Long-Term Incentive Plan (“2012 Employee LTIP”).

The named executive officers are also eligible to participate in the Company’s health and welfare programs, 401(k) plan, and other broad-based programs on the same basis as other employees.  Also, Messrs. Bowen and Mencarini are each compensated through a Supplemental Benefit Plan, or Supplemental Plan.  These plans, which began in 2005, were approved by the Board for all the then-executive officers other than Mr. Norton.  The Supplemental Plans terminate August 11, 2014.  The Board and Compensation Committee do not currently employ these plans as part of the executive compensation program.

Cash Compensation

Base salaries and cash bonuses comprise the named executive officers’ cash compensation.  The Committee targets base salaries and cash bonuses for our named executive officers at competitive levels, i.e., generally near the median for executives in positions with similar responsibilities within the compensation peer group, while also taking into consideration the long-term compensation provided by our equity grants to our named executive officers.  Base salaries represent a fixed (non-variable) cash payment and cash bonuses are short-term performance-based cash payments.  The cash bonuses for the fiscal year ended March 31, 2014, are based on the Company’s overall financial performance, and on each executive’s individual objectives, which are set by the Committee before or within 90 days of the start of each fiscal year.  The cash bonus for the fiscal year ended on March 31, 2014, was capped at $450,000 for Mr. Norton, $165,000 for Mr. Bowen, $200,000 for Ms. Marion, $275,000 for Mr. Marron, and $137,500 for Mr. Mencarini.

ePlus inc.	www.eplus.com

Base Salaries .  As described above, the Compensation Committee retained the services of Towers Watson in June 2013 to perform a review of our executive compensation program.  The Compensation Committee concluded in June 2013 that the base salary for Mr. Norton, Mr. Marron, and Ms. Marion should be adjusted.  In particular, the Committee noted that Ms. Marion’s overall compensation compared to both survey and proxy data was below the 50th percentile of both survey and proxy data, and, additionally, that the comparable positions did not take into account that Ms. Marion manages the Company’s Information Technology department.  Therefore, beginning July 1, 2013, Ms. Marion’s annual base salary was adjusted from $375,000 to $400,000.  Based on the peer review, Mr. Norton’s annual base salary was adjusted from $560,000 to $650,000, and Mr. Marron’s annual base salary was adjusted from $450,000 to $475,000.  Generally, the Committee sets base salary near the median for our peer group, based on information provided by Towers Watson, while also acknowledging that individual base salaries may vary based on factors such as individual responsibilities, complexity of position versus that of the market benchmark(s), performance, experience, future potential, and other, non-cash compensation received by each individual executive. The annual base salary was not adjusted during the fiscal year ended March 31, 2014 for Messrs. Bowen and Mencarini.

Performance Cash Bonuses.  For the fiscal year ended March 31, 2014, our executives’ cash bonuses were based on two components.  One component was based on Company financial performance, and the other was based on individual performance objectives, as more fully described below.

The Compensation Committee adopted an amended Executive Incentive Plan, effective beginning April 1, 2011 (the “2011 Executive Incentive Plan” or the “2011 EIP”).  The Executive Incentive Plan was further amended and restated, effective April 1, 2014 (the “2014 Amended and Restated Executive Incentive Plan” or the “2014 A&R EIP”).  The 2011 Executive Incentive Plan and the 2014 A&R EIP are collectively referred to as the “Executive Incentive Plan.”  The Board is seeking shareholder approval for the amendment and restatement.  See “Proposal 3 – Approval of 2014 Amended and Restated Executive Incentive Plan.”  Each of our five executives who were named executive officers during the fiscal year ended March 31, 2013 were named as participants in the plan for the fiscal year ended March 31, 2014.  The 2014 A&R EIP, like the 2011 Executive Incentive Plan, provides for performance-based goals, which may enable “Covered Awards” to “Covered Employees” (as defined thereunder) based on such performance goals to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).  The Executive Incentive Plan also permits awards which are not intended to qualify as performance-based compensation under Section 162(m).  The performance goals under the 2011 Executive Incentive Plan were presented to shareholders for approval at our 2011 annual meeting of shareholders.  Those performance goals were approved by 98.7% of votes present and entitled to vote.   The 2011 Executive Incentive Plan, and the 2014 A&R EIP, also include a provision for an adjusted award in the event it is determined that an award was paid based on incorrect financial results, and permits the Compensation Committee to require, to the extent permitted by law, reimbursement by the participant of any amount paid to or received by the participant with respect to such an award.  The 2011 Executive Incentive Plan and the 2014 A&R EIP also both further provide that cash payments under the plan are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and any regulations promulgated thereunder.

The Executive Incentive Plan is administered by the Compensation Committee, which has full authority to determine from among Executive employees of the Company the participants in the Executive Incentive Plan, the terms and amounts of each participant’s minimum, target and maximum awards, and the period during which the performance is to be measured.  Awards for any particular participant for each fiscal year under the Executive Incentive Plan are subject to a maximum of $500,000 for fiscal years beginning on and after April 1, 2011 and (if the 2014 A&R EIP is approved by shareholders) $1,250,000 for fiscal years beginning on and after April 1, 2014.

The award amount paid under the 2011 Executive Incentive Plan is a percentage of base salary based on the level of attainment of financial performance and individual performance objectives as set forth in each participant’s award agreement. The 2014 performance weights and target amounts for each participant were as follows:

ePlus inc.	www.eplus.com

	Financial Performance		Individual Performance

Named Executive Officer	Percentage of Total Bonus	Target Amount ($)	Percentage of Total Bonus	Target Amount ($)
Phillip G. Norton	66.6%	300,000	33.3%	150,000
Bruce M. Bowen	66.6%	110,000	33.3%	55,000
Elaine D. Marion	50.0%	100,000	50.0%	100,000
Mark P. Marron	66.6%	183,333	33.3%	91,667
Steven J. Mencarini	66.6%	91,667	33.3%	45,833

The Company’s financial performance was based on the Company’s revenue (20% of the financial performance award) and earnings before taxes (80% of the financial performance award) for the 2014 fiscal year as stated in the Company’s Form 10-K for such year. The plan provides that such earnings are to be adjusted to exclude the incentive compensation accrued by the Company under the Executive Incentive Plan and revenue and earnings are to be adjusted to exclude any income, gain or loss attributable to the business operations of any entity acquired by the Company during the 2014 fiscal year, and certain fees and income relating to litigation matters.  The Executive Incentive Plan also permits the exclusion of all items of income, gain or loss determined by the Board to be extraordinary or unusual in nature and not incurred or realized in the ordinary course of business.  The Company’s financial performance as compared to the targets set forth in the executives’ award agreements is set forth below.  All executives had the same financial performance targets.

	2014 (in thousands)

Performance Criteria	Target ($)	Actual ($)	Actual, as adjusted ($)(1)
Revenue	1,100,000	1,057,536	1,053,680
Earnings Before Taxes	67,700	60,098	61,287

(1)
Actual earnings before taxes were adjusted to add back the incentive compensation accrued by the Company of $1,074 thousand under the Executive Incentive Plan and $115 thousand relating to an entity acquired by the Company during the fiscal year.  Revenue was adjusted to exclude $3,856 thousand relating to an entity acquired by the Company during the fiscal year.

The executives’ incentive award agreements for the fiscal year ended March 31, 2014 also included individual performance objectives, which varied by individual.  The categories of objectives generally include, among other similar goals:  achieve an overall sales goal, establish a presence in certain geographic areas through a financially viable acquisition or through organic growth, increase services revenue by a target percentage, increase margins, and oversee successful upgrade and/or specific modifications of certain software programs and/or operational processes.

At the conclusion of the fiscal year ended March 31, 2014, the Compensation Committee determined which of the financial and individual performance objectives described under the Executive Incentive Plan were achieved. There were no waivers or modifications to any specified performance targets, goals or conditions with respect to the Executive Incentive Plan. The following table details the annual incentive cash payments earned in the fiscal year ended March 31, 2014 (but paid in the subsequent fiscal year) for each named executive officer:

Named Executive Officer	2014 Annual Incentive Cash Payment ($)	2013 Annual Incentive Cash Payment ($)	% Change 2014 to 2013
Phillip G. Norton	374,009	280,000	34	% (1)
Bruce M. Bowen (2)	137,687	165,000	-17%
Elaine D. Marion	179,170	187,500	-4%
Mark P. Marron	238,647	225,000	6	% (3)
Steven J. Mencarini	122,074	137,500	-11%

ePlus inc.	www.eplus.com

(1)
Mr. Norton’s increase results in part from an increase in his target bonus, which had the effect of more heavily weighting his total cash compensation for the fiscal year ended on March 31, 2014 toward the annual bonus and less on annual base salary.

(2)	Mr. Bowen ceased to be an executive officer effective March 28, 2014, however, he remained entitled to the annual incentive cash bonus that was earned during the year ended March 31, 2014.
(3)
Mr. Marron’s increase results in part from an increase in his target bonus, which had the effect of more heavily weighting his total cash compensation for the fiscal year ended on March 31, 2014 toward the annual bonus and less on annual base salary.

Long-Term Equity Compensation

The Compensation Committee believes long-term equity awards are the most effective way to attract and retain a talented executive team and align executives’ interests with those of shareholders.  Our long-term equity compensation is focused on rewarding long-term growth in shareholder value.  When determining the level of the grant, the Committee considers each named executive officer’s functional and enterprise management responsibilities, potential contributions to the Company’s profitability and growth, the value of prior long-term incentive grants and other non-cash compensation (such as, in the case of Messrs. Bowen and Mencarini, participation in the Supplemental Benefit Plans), an analysis of how the Company performed on multiple financial metrics as compared to its peers, data from the 2013 Towers Watson report referenced above, and each executive’s total compensation, including cash compensation.  However, the Committee does not use a formula or assign a particular weight to any one factor in determining equity award grant levels.  Rather, the Committee’s determination of grant levels is subjective, and the Committee grants awards that it believes in its judgment are reasonably competitive.

In determining the number of shares to award, the Committee also reviewed the salary, cash bonus, and, with regard to Messrs. Bowen and Mencarini, a Supplemental Benefit Plan, of each executive officer. With regard to functional and enterprise management responsibilities, Mr. Norton and Ms. Marion have company-wide responsibility for strategic planning and risk management, SEC filings, profitability and growth.  Mr. Norton’s responsibilities further include responsibility for organic growth or a financially and strategically viable acquisition that meets certain criteria, and an increase in sales in each of the Company’s two business segments.  Ms. Marion’s responsibilities include such matters as overseeing the financial and IT functions of the organization, timely and accurate filings with the SEC, overseeing the internal control environment, and managing the Company’s participation in internal and external audits.  Mr. Marron is our Chief Operating Officer, and is also the president of our subsidiary, ePlus Technology, inc., which is part of the technology segment and encompasses more than 90% of the Company’s total revenue.  His responsibilities include participating in setting strategic objectives for the Company as a whole, achieving specified growth in certain areas, and other tasks which are critical to the efficient and effective functioning of a team that consists of over 600 sales and marketing, and professional services employees.

Prior to March 28, 2014, Mr. Bowen had primary responsibility for the strategy, organization and operations for all of the Company’s activities within the financing segment.  As president of the financing segment of the Company, Mr. Bowen led a team of approximately three dozen salespeople and staff.  Mr. Bowen also provided strategic insight into how our business segments function together and in the marketplace.  His responsibilities were focused on increasing financing origination, obtaining new customers for the financing segment, providing financial solutions for ePlus Technology, inc. customers and managing the financing division.  In addition, Mr. Bowen is a participant in the ePlus Supplemental Benefit Plan, under which he has a life insurance policy.  In awarding the restricted stock, the Compensation Committee considered the employer-paid premium of the Supplemental Benefit Plan.  Mr. Bowen’s restricted stock award reflects the fact that he oversees a smaller group and that he will derive significant value from the life insurance policy.

Our Senior Vice President of Business Operations, Mr. Mencarini, manages the insurance aspect of our risk management process, as well as our proposals group, contracts and human resources departments.  He is not responsible for profitability or growth, and leads a team of approximately two dozen people.  He is a participant in our Supplemental Benefit Plan, under which he has a life insurance policy.  In awarding the restricted stock, the Compensation Committee considered the employer-paid premium of the Supplemental Benefit Plan, Mr. Mencarini’s job duties, and his overall compensation.

ePlus inc.	www.eplus.com

The Company believes that restricted stock helps to create incentives for performance and further align the interests of executives with those of shareholders because a restricted stock’s value increases or decreases in conjunction with the Company’s stock price.  In addition, the Company believes granting awards with long vesting periods creates a substantial retention incentive and encourages the named executive officers to focus on the Company’s long-term business objectives and stock performance.  To date, all restricted shares granted to executive officers or other employees vest over a three-year period, except for a grant made in June 2014 to Mr. Norton, which vests over a two-year period.

Consistent with the philosophy described above, the Compensation Committee awarded restricted stock in fiscal 2014 to each of the named executive officers. The awards, which will vest over a three-year period subject to each named executive officer’s continued service to the Company, consisted of 14,705 shares for Mr. Norton, 4,325 shares for Mr. Bowen, 12,975 shares for Ms. Marion, 12,975 shares for Mr. Marron and 1,300 shares for Mr. Mencarini.  All of the grants were made on June 14, 2013.

Other Aspects of Our Executive Compensation Program

Benefits and Perquisites

Our named executive officers receive a variety of benefits, including the following benefits that are available to all full-time employees:

•	a medical plan which encompasses medical, dental, vision, prescription drug and mental health services (employee shares cost);
•	pre-tax health and dependent care flexible spending accounts;
•	group life insurance and accidental death and disbursement ("AD&D") insurance coverage (company paid) and supplemental life and AD&D insurance coverage (employee pays cost);
•	life and AD&D coverage for spouses and dependents (employee paid);
•	long-term disability insurance coverage equal to 60% of base salary up to a maximum benefit of $120,000 per year (employee shares cost);
•	family and medical leave;
•	401(k) plan and discretionary match; and
•	workers’ compensation insurance.

Additionally, pursuant to his employment agreement, our Chief Executive Officer Mr. Norton is entitled to be reimbursed by us, not more often than annually, for his participation in an executive health assessment program.

In some years, certain of our executive officers have received certain company-paid travel and entertainment costs for their families to attend a company sales meeting which is attended by our high-achieving sales persons.  All attendees at that meeting are likewise eligible to have their families attend the meeting with the Company’s paying the same costs as for the other employees’ families.

Stock Ownership Guidelines and Return of Incentive Compensation by Named Executive Officers

On February 9, 2012, our Board of Directors adopted Stock Ownership Guidelines for our executive officers, to further align the interests of our executive officers with the interests of our shareholders.  The guidelines are expressed as a multiple of the executives’ base salary as of April 1, 2012, or as of the date they are identified as executive officers (if subsequent to April 1, 2012).  Our Chief Executive Officer is expected to retain stock ownership valued at a multiple of three times his annual base salary, and other executive officers are expected to reach a multiple of one time their annual base salary.  Our current executive officers have until March 15, 2015, to reach the guideline.  Executive officers are expected to retain one-half of all equity grants until such time as the target stock ownership is reached.  The guidelines may be waived at the discretion of  our Compensation Committee in the event of an extraordinary expense (such as, for example, housing or higher education needs), or if compliance would create a severe hardship or prevent an executive from complying with a court order, as in the case of a divorce or other property settlement.  However, the Company expects such instances to be rare, and has not granted any waivers. Additionally, at this time, all of our executive officers meet their respective guideline requirement.

ePlus inc.	www.eplus.com

Beginning with our fiscal year 2012, our Executive Incentive Plan provides that in the event an award was paid based on incorrect financial results, the Compensation Committee will review the payment.  If the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee may, in its sole discretion, decrease the amount of such payment so that it reflects the amount that would have applied based on the correct financial results, and, to the extent permitted by applicable law, require the reimbursement by the participant of any amount paid to or received by the participant with respect to such award.  Additionally, the Executive Incentive Plan provides that cash payments under the plan are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.

Deductibility of Named Executive Officer Compensation

Within our performance-based compensation program, one goal is to compensate our named executive officers in a manner that is tax-effective for the Company. Under Section 162(m) of the Internal Revenue Code, annual compensation in excess of $1 million for a taxable year to each of a company’s CEO and three other most highly compensated executive officers (except for the Chief Financial Officer) (“Covered Employees”) that is not paid pursuant to a plan approved by shareholders and does not satisfy the performance-based exception of Section 162(m) is not deductible as a compensation expense for federal income tax purposes.  Executive compensation is also subject to other limitations as to deductibility.

Because qualified performance-based compensation is not subject to the $1 million deduction limit per taxable year for each Covered Employee if certain requirements are met, one consideration in our executive compensation program is to structure most at-risk elements for awards under the Executive Incentive Plan so as to qualify those elements as performance-based compensation.  In connection with this endeavor, in September 2011 we asked shareholders to approve performance goals within our 2011 Executive Incentive Plan, which would further increase our ability to qualify certain payments as performance-based compensation.  Shareholders overwhelmingly approved the performance goals, with 98.7% of shares present and entitled to vote approving the goals.  On June 24, 2014, the Compensation Committee adopted the 2014 A&R EIP, subject to shareholder approval.  In Proposal No. 3, we are asking our shareholders to approve 2014 A&R EIP, including the performance goals detailed in Section 8 of the 2014 A&R EIP.

While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions as noted above and retains the flexibility to grant awards it determines to be consistent with the Company’s goal for its executive compensation program even if the award is not deductible by the Company for tax purposes.  To date, none of the awards under our Executive Incentive Plan have been deductible under the Section 162(m) exception for qualified performance-based compensation.

In addition, our Employee LTIP was structured so that, in the discretion of the Compensation Committee, certain equity awards may be made to the Covered Employees that are intended to constitute qualified performance-based compensation under Section 162(m). Awards structured in such manner may not be subject to the respective $1 million annual deduction limitation per Covered Employee.  However, to date no awards under the Employee LTIP will qualify for that exception from the Section 162(m) deduction limitation.

ePlus inc.	www.eplus.com

EXECUTIVE COMPENSATION

The following table includes compensation information concerning compensation paid to or earned by the named executive officers for each of the years they were so designated during fiscal years 2014, 2013, and 2012.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Phillip G. Norton – Chairman of the Board, President	2014	627,500	-	849,508	-	280,000	-	10,461	(2)	1,767,469
and Chief Executive	2013	560,000	-	702,822	-	280,000	-	4,316		1,547,138
Officer	2012	560,000	-	691,800	-	245,281	-	3,000		1,500,081

Elaine D. Marion – Chief Finanical	2014	393,750	-	749,566	-	187,500	-	10,087	(3)	1,340,902
Officer	2013	358,333	-	468,656	-	187,500	-	6,565		1,021,054
	2012	325,000	-	461,200	-	148,200	-	4,200		938,600

Mark Marron – Chief Operating	2014	468,750	-	749,566	-	225,000	-	14,582	(4)	1,457,898
Officer	2013	450,000	-	468,656	-	225,000	-	5,098		1,148,754
	2012	450,000	-	461,200	-	194,775	-	1,350		1,107,325

Steven J. Mencarini – Senior Vice	2014	275,000	-	75,101	-	137,500	-	103,834	(5)	591,435
President	2013	275,000	-	52,019	-	137,500	-	96,734		561,253
	2012	275,000	-	51,885	-	125,035	-	92,193		544,113

Bruce M. Bowen (6) – Former	2014	330,000	-	249,855	-	165,000	-	54,523	(7)	799,378
Executive Vice	2013	330,000	-	234,328	-	165,000	-	51,556		780,884
President	2012	330,000	-	230,600	-	131,888	-	48,178		740,666

(1)
The values in this column represent the aggregate grant date fair values of restricted stock awards, computed in accordance with FASB Topic 718.  Assumptions used in calculating these values may be found in Note 10 of our financial statements in our 2014 Form 10-K. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. Each of these amounts reflects our expected aggregate accounting expense for these awards as of the grant date and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers.

(2)
Includes $3,100 of our employer 401(k) matching contributions, $1,316 reimbursement for an executive physical to which Mr. Norton is entitled pursuant to his employment agreement, and $6,045 representing travel and entertainment cost for Mr. Norton’s spouse to attend a sales meeting for our high-performers and executives (hereinafter, “the Sales Meeting”).

ePlus inc.	www.eplus.com

(3)	Includes $3,100 of our employer 401(k) matching contributions, $300 medical insurance waiver payment, and $6,687 for Ms. Marion’s family to attend the Sales Meeting.
(4)	Includes $1,581 of our employer 401(k) matching contributions and $13,001 for Mr. Marron’s family to attend the Sales Meeting.
(5)
Includes $3,100 of our employer 401(k) matching contributions, $3,250 for Mr. Mencarini’s spouse to attend the Sales Meeting, and $97,484 which represents the increase in the cash benefit under the Supplemental Benefit Plan during our fiscal year ended March 31, 2014.

(6)	Mr. Bowen resigned as our Executive Vice President, effective March 28, 2014, and moved into a non-executive officer business development role.
(7)
Includes $3,100 of our employer 401(k) matching contributions, $5,079 for Mr. Bowen’s spouse to attend the Sales Meeting, and $46,344 which represents the increase in the cash benefit under the Supplemental Benefit Plan during our fiscal year ended March 31, 2014.

Fiscal Year 2014 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)	Underlying Options (#)	Option Awards ($/Sh)	and Option Awards ($)(1)
Phillip G. Norton	6/14/2013				14,705	-	-	849,508
		-	450,000	450,000
Elaine D. Marion	6/14/2013				12,975	-	-	749,566
		-	200,000	200,000
Mark P. Marron	6/14/2013				12,975	-	-	749,566
		-	275,000	275,000
Steven J. Mencarini	6/14/2013				1,300	-	-	75,101
		-	137,500	137,500
Bruce M. Bowen	6/14/2013				4,325	-	-	249,855
		-	165,000	165,000

(1)
These amounts represent the full grant date fair value of the restricted stock granted in fiscal 2014. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB Topic 718 over the grants’ respective vesting schedules. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. These amounts reflect our expected aggregate accounting expense for these awards as of the grant date and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers. Assumptions used in calculating these values with respect to restricted stock awards may be found in Note 10 of our 2014 Form 10-K.

Awards granted to the executive officers and reflected in the 2014 Grants of Plan-Based Awards table above vest equally over a three-year period.

Employment Agreements

On September 27, 2011, the Company entered into an employment agreement with Phillip G. Norton, the Company’s Chairman, Chief Executive Officer and President.  On June 20, 2013, the Company entered into Amendment # 2 (“Norton Amendment # 2”), pursuant to which Mr. Norton’s base annual salary was increased to $650,000, effective July 1, 2013.  The amendment also includes a change for purposes of Section 409A.  On February 14, 2014, the Company entered into Amendment # 3 (“Norton Amendment # 3), which solely modified the Agreement to extend the employment term through July 31, 2016 (and thus superseded the first amendment to the agreement).  The September 27, 2011 Agreement, and Norton Amendments # 2 and 3 (collectively, the “Norton Agreement”), are described below.

ePlus inc.	www.eplus.com

If Mr. Norton’s employment is terminated due to death or Incapacity (as defined in the Norton Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with the  Executive Incentive Plan, and, in the case of Incapacity, an additional amount equal to 18 months of Mr. Norton’s base salary.

Under the terms of the Norton Agreement, the Company may terminate Mr. Norton’s employment at any time with or without Good Cause (as defined in the Norton Agreement).  If the Company terminates Mr. Norton’s employment without Good Cause or Mr. Norton terminates his employment for Good Reason (as defined in the Norton Agreement), then he shall be entitled to (a) payment in an amount equal to 2.2 times his base salary, and (b) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than 18 months after termination.  If the Company and Mr. Norton have not entered into a new employment agreement or extended the Norton Agreement Term, and within ten (10) days following the end of the Norton Agreement Term, either the Company or Mr. Norton gives notice of an at-will termination, then he shall be entitled to (a) an amount equal to 18 months of his salary and (b) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than 18 months after termination.  In addition, if Mr. Norton's employment terminates for any reason, he will be entitled to have any term insurance policies that the Company then owns on his life assigned to him, provided that he pays to the Company the amount of premiums previously paid by the Company for life insurance coverage subsequent to the date of assignment.  The Norton Agreement further provides that, in the event Mr. Norton receives any bonus or other incentive compensation based on incorrect financial results, the Compensation Committee will review the payment, and, if the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee can lower the amount of such payment so that it reflects the amount that would have applied based on the correct financial results, and, to the extent permitted by applicable law, require the reimbursement of any amount paid with respect to the bonus or other incentive compensation.  Additionally, the Norton Agreement provides that bonuses or other compensation are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.  This provision does not apply to time-vested stock options, restricted stock or restricted stock units which are not awarded, granted or vested based on financial measure required to be reported under the securities laws.    The Norton Agreement also provides that in the event a severance payment would be subject to the excise tax provided in IRS Code Section 280G, he will receive a lesser payment if he would receive a greater after-tax benefit.  This will better enable the Company to obtain a tax deduction.

Effective August 1, 2012, the Company entered into an employment agreement with its Executive Vice President, Bruce M. Bowen (the “Bowen Agreement”).  The term of the Bowen Agreement was the period from August 1, 2012, through and including July 31, 2013, and any renewal period thereafter (the “Bowen Employment Term”).  Unless either the Company or the Executive delivered a notice of termination to the other party not less than 60 days prior to the end of the Employment Term, then the agreement automatically renewed for successive one-year periods.   No notice of non-renewal was given prior to July 31, 2013, and therefore the Bowen Agreement was renewed through July 31, 2014.  However, on April 10, 2014, Mr. Bowen and the Company entered into an agreement (the “Bowen Termination Agreement”) in which both parties agreed to mutually terminate the Bowen Agreement.  Pursuant to the Bowen Termination Agreement, Mr. Bowen continues as an employee of one of the Company’s subsidiaries as a Senior Vice President of Business Development, which was effective as of March 28, 2014.  The Bowen Termination Agreement further provides that Mr. Bowen remained entitled to any earned bonus for the fiscal year ended March 31, 2014 in accordance with the Company’s Executive Incentive Plan and his award agreement thereunder, however, he would not be eligible for awards under the Executive Incentive Plan for any period beginning with the fiscal year starting April 1, 2014.  Additionally, Mr. Bowen waived all prospective rights he may have had under the Bowen Agreement, including severance payments.  However, no other rights related to his status as an employee, such as unvested restricted stock previously awarded or any benefits offered by the Company to all employees, were affected by the Bowen Termination Agreement.

Effective August 1, 2012, the Company entered into an employment agreement with its Chief Financial Officer, Elaine D. Marion (the “Marion Agreement”).  The term of the Marion Agreement is the period from August 1, 2012, through and including July 31, 2013, and any renewal period thereafter (the “Marion Employment Term”).  Unless either the Company or the Executive delivers a notice of termination to the other party, not less than 60 days prior to the end of the Marion Employment Term, then the agreement automatically renews for successive one-year periods. No notice of non-renewal was given prior to July 31, 2014, and therefore the Marion Agreement was renewed through July 31, 2015.  In the event the Company delivers to Ms. Marion a notice that the Marion Agreement will terminate at the end of the employment term, and, within thirty days of receipt of notice, Ms. Marion tenders her resignation from the Company to be effective at the end of the employment term, then, so long as Ms. Marion fulfills her duties through the end of the term and complies with certain post-employment obligations, such as confidentiality, intellectual property, non-competition, conflicts of interest and the return of Company property, the Company will pay to Ms. Marion severance as described below.

ePlus inc.	www.eplus.com

On June 20, 2013, Ms. Marion and the Company entered in Amendment # 1 with Ms. Marion (“Marion Amendment # 1), which increased Ms. Marion’s annual base salary to $400,000, and included a change for 409A purposes.  Effective August 1, 2013, the Company entered into an Amended and Restated Employment Agreement (the “A&R Marion Agreement) with Ms. Marion.  The A&R Marion Agreement revised the description of severance to which Ms. Marion would be entitled under certain circumstances, and was modified to include a change for the purposes of IRS Code Section 409A.

Ms. Marion will be eligible for an annual bonus under the terms and conditions of the Executive Incentive Plan, and certain other benefits and reimbursement of business expenses.  If Ms. Marion’s employment is terminated due to death or Incapacity (as defined in the Marion Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with its Executive Incentive Plan, and, in the case of Incapacity, an additional amount equal to one year of Ms. Marion’s base salary.

The A&R Marion Agreement provides that the Company may terminate Ms. Marion’s employment at any time with or without Good Cause (as defined in the A&R Marion Agreement).  If the Company terminates Ms. Marion’s employment without Good Cause or Ms. Marion terminates her employment for Good Reason (as defined in the A&R Marion Agreement), then she shall be entitled to (a) payment in the amount of one year’s salary, plus an amount equal to 4.17% of her base salary, multiplied by the number of months during which she was in the employment of the Company during the fiscal year in which her employment was terminated. and (b) continued medical and dental insurance for herself and her dependents through COBRA for a period not longer than one year after termination, paid by the Company.   The A&R Marion Agreement further provides that, in the event Ms. Marion receives any bonus or other incentive compensation based on incorrect financial results, the Compensation Committee will review the payment, and, if the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee can lower the amount of such payment so that it reflects the amount that would have applied based on the correct financial results, and, to the extent permitted by applicable law, require the reimbursement of any amount paid with respect to the bonus or other incentive compensation.  Additionally, the A&R Marion Agreement provides that bonuses or other compensation are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.  This provision does not apply to time-vested stock options, restricted stock or restricted stock units which are not awarded, granted or vested based on financial measure required to be reported under the securities laws.  The A&R Marion Agreement also provides that in the event a severance payment would be subject to the excise tax provided in IRS Code Section 280G, she will receive a lesser payment if she would receive a greater after-tax benefit.  This will better enable the Company to obtain a tax deduction.

Effective August 1, 2012, the Company entered into an employment agreement with its Chief Operating Officer, Mark Marron (the “Marron Agreement”).  The term of the Marron Agreement is the period from August 1, 2012, through and including July 31, 2013, and any renewal period thereafter (the “Marron Employment Term”).  On June 20, 2013, the Company entered into Amendment No. #1 (“Marron Amendment # 1) with Mr. Marron, in which his annual base salary was increased to $475,000, effective July 1, 2013.  Marron Amendment # 1 also revised the description of severance to which Mr. Marron would be entitled under certain circumstances, but does not materially modify the amount of severance.  Marron Amendment #1 also includes a change for Section 409A purposes.  Effective August 1, 2013, the Company entered into an Amended and Restated Employment Agreement (the “A&R Marron Agreement) with Mr. Marron.  The A&R Marron Agreement revised the description of severance to which Mr. Marron would be entitled under certain circumstances, and was modified to include a change for the purposes of IRS Code Section 409A.  The A&R Marron Agreement is further defined below.

ePlus inc.	www.eplus.com

Unless either the Company or the Executive delivers a notice of termination to the other party not less than 60 days prior to the end of the Employment Term, then the agreement automatically renews for successive one-year periods.   No notice of non-renewal was given prior to July 31, 2014, and therefore the A&R Marron Agreement was renewed through July 31, 2015.  In the event that the Company delivers to Mr. Marron a notice that the Marron Agreement will terminate at the end of the employment term, and, within thirty days of receipt of notice, Mr. Marron tenders his resignation from the Company to be effective at the end of the employment term, then, so long as Mr. Marron fulfills his duties through the end of the term and complies with certain post-employment obligations, such as confidentiality, intellectual property, non-competition, conflicts of interest and the return of Company property, the Company will pay to Mr. Marron severance as described below.

Mr. Marron will be eligible for an annual bonus under the terms and conditions of the Executive Incentive Plan and certain other benefits such as reimbursement of business expenses.  If Mr. Marron’s employment is terminated due to death or Incapacity (as defined in the A&R Marron Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with the Executive Incentive Plan, and, in the case of Incapacity, an additional amount equal to one year of his base salary.  Under the terms of the A&R Marron Agreement, the Company may terminate Mr. Marron’s employment at any time with or without Good Cause (as defined in the Marron Agreement). If the Company terminates Mr. Marron’s employment without Good Cause or Mr. Marron terminates his employment for Good Reason (as defined in the A&R Marron Agreement), then he shall be entitled to (a) payment in an amount equal to one year of his base salary plus an amount equal to five percent (5%) of his base salary, multiplied by the number of months during which he was in the employment of the Company during the fiscal year in which his employment was terminated  and (b) continued medical and dental insurance paid by the company for himself and his dependents through COBRA for a period not longer than one year after termination, paid by the Company.  The A&R Marron Agreement further provides that, in the event Mr. Marron receives any bonus or other incentive compensation based on incorrect financial results, the Compensation Committee will review the payment, and, if the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee can lower the amount of such payment so that it reflects the amount that would have applied based on the correct financial results, and, to the extent permitted by applicable law, require the reimbursement of any amount paid with respect to the bonus or other incentive compensation.  Additionally, the A&R Marron Agreement provides that bonuses or other compensation are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.  This provision does not apply to time-vested stock options, restricted stock or restricted stock units which are not awarded, granted or vested based on financial measure required to be reported under the securities laws.  The A&R Marron Agreement also provides that in the event a severance payment would be subject to the excise tax provided in IRS Code Section 280G, he will receive a lesser payment if he would receive a greater after-tax benefit.  This will better enable the Company to obtain a tax deduction.

Effective August 1, 2012, the Company entered into an employment agreement with its Senior Vice President of Business Operations, Steven Mencarini (the “ Mencarini Agreement”).  The term of the Mencarini Agreement is the period from August 1, 2012, through and including July 31, 2013, and any renewal period thereafter (the “Mencarini Employment Term”).  Unless either the Company or the Executive delivers a notice of termination to the other party not less than 60 days prior to the end of the Employment Term, then the agreement automatically renews for successive one-year periods. No notice of non-renewal was given prior to July 31, 2014, and therefore the Mencarini Agreement was renewed through July 31, 2015.  Effective August 1, 2013, the Company entered into an Amended and Restated Employment Agreement (the “A&R Mencarini Agreement) with Mr. Mencarini.  The A&R Mencarini Agreement revised the description of severance to which Mr. Mencarini would be entitled under certain circumstances, and was modified to include a change for the purposes of IRS Code Section 409A.

In the event the Company delivers to Mr. Mencarini a notice that the A&R Mencarini Agreement will terminate at the end of the employment term, and within thirty days of receipt of notice Mr. Mencarini tenders his resignation from the Company to be effective at the end of the employment term, then, so long as Mr. Mencarini fulfills his duties through the end of the term and complies with certain post-employment obligations, such as confidentiality, intellectual property, non-competition, conflicts of interest and the return of Company property, the Company will pay to Mr. Mencarini severance as described below.

ePlus inc.	www.eplus.com

The Mencarini Agreement specifies an annual base salary of $275,000.  In addition, Mr. Mencarini will be eligible for an annual bonus under the terms and conditions of the Executive Incentive Plan, and certain other benefits and reimbursement of business expenses.  If Mr. Mencarini’s employment is terminated due to death or Incapacity (as defined in the A&R Mencarini Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with its Executive Incentive Plan, and, in the case of Incapacity, an additional amount equal to one year of Mr. Mencarini base salary.  The A&R Mencarini Agreement provides that the Company may terminate Mr. Mencarini’s employment at any time with or without Good Cause (as defined in the A&R Mencarini Agreement).  If the Company terminates Mr. Mencarini’s employment without Good Cause or Mr. Mencarini terminates his employment for Good Reason (as defined in the A&R Mencarini Agreement), then he shall be entitled to (a) payment in an amount equal to one year of his base salary plus an amount equal to 4.17% of his base salary, multiplied by the number of months during which he was in the employment of the Company during the fiscal year in which his employment was terminated,, and (b) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than one year after termination, paid by the Company.  The A&R Mencarini Agreement further provides that, in the event Mr. Mencarini receives any bonus or other incentive compensation based on incorrect financial results, the Compensation Committee will review the payment, and, if the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee can lower the amount of such payment so that it reflects the amount that would have applied based on the correct financial results, and, to the extent permitted by applicable law, require the reimbursement of any amount paid with respect to the bonus or other incentive compensation.  Additionally, the A&R Mencarini Agreement provides that bonuses or other compensation are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.  This provision does not apply to time-vested stock options, restricted stock or restricted stock units which are not awarded, granted or vested based on financial measure required to be reported under the securities laws.  The A&R Mencarini Agreement also provides that in the event a severance payment would be subject to the excise tax provided in IRS Code Section 280G, he will receive a lesser payment if he would receive a greater after-tax benefit.  This will better enable the Company to obtain a tax deduction.

Messrs. Norton, Marron and Mencarini, and Ms. Marion, have each agreed to non-solicitation, non-compete and confidentiality provisions in their respective employment agreements.  As a condition of receiving any termination payment under his or her respective employment agreement, the executive is required to sign a release of claims against the Company and certify that he or she has complied with the confidentiality, intellectual property, non-compete, non-solicit, conflict of interest and return of property provisions in his or her agreement.

Incentive Plan Awards Paid to Named Executive Officers

On April 25, 2011, the Compensation Committee of the Board of Directors of the Company modified the ePlus inc. Executive Incentive Plan (formerly known as the “Cash Incentive Plan”), which was effective as of April 1, 2011.  Under Proposal No. 3 as more fully described herein, the Company is asking shareholders to approve the performance goals detailed in Section 8(c) of our 2014 Amended and Restated Executive Incentive Plan (the “2014 A&R EIP”), and the other material terms of the 2014 A&R EIP as applied to Covered Awards.  The 2011 Executive Incentive Plan and the 2014 A&R EIP are collectively referred to as the “Executive Incentive Plan.”  Certain performance-based cash incentive compensation was earned by eligible executive employees under the Executive Incentive Plan.

The Executive Incentive Plan is administered by the Compensation Committee of the Board, which has full authority to determine the participants in the Executive Incentive Plan, the terms and amounts of each participant’s minimum, target and maximum awards, and the period during which the performance is to be measured.

At the conclusion of the fiscal year ended March 31, 2014, the Compensation Committee determined which of the financial and individual performance objectives described under the Executive Incentive Plan were achieved.  A cash payment to each respective executive was based on the level of attainment of the applicable performance objectives.

ePlus inc.	www.eplus.com

The award amount paid is a percentage of base salary based on the level of attainment of the applicable performance goals as set forth in each participant’s award agreement.  The 2014 performance criteria and their relative weights for each participant were as follows. For all executives except for Ms. Marion, company financial performance, 66.6%; and individual performance, 33.3%.  For Ms. Marion, the performance criteria for company financial performance and individual performance were each weighted at 50%.  The Company’s financial performance was based on the Company’s revenue (20% of the financial performance component) and earnings before taxes (80% of the financial component) for the 2014 fiscal year as stated in the Company’s Form 10-K for such year.  As described above under “Compensation Discussion and Analysis – Components of Compensation and 2014 Compensation Determinations – Cash Compensation”, in accordance with the Executive Incentive Plan’s provisions, such earnings were adjusted to exclude the incentive compensation accrued by the Company under the Executive Incentive Plan, and the revenue was adjusted to exclude income attributable to the business operations of an entity acquired by the Company during the fiscal year ended March 31, 2014.  For the fiscal year ended March 31, 2014, Mr. Norton’s cash incentive is capped at $450,000, Mr. Marron’s is capped at $275,000, and Ms. Marion’s, Mr. Bowen’s and Mr. Mencarini’s are capped at $200,000, 165,000 and $137,500, respectively.  There were no waivers or modifications to any specified performance targets, goals or conditions with respect to the Executive Incentive Plan.

Long-Term Equity Incentive Plans

At our September 2008 annual meeting of shareholders, our shareholders approved two new long-term incentive plans, the 2008 Non-Employee Director Long-Term Incentive Plan, or the “Director LTIP” and the 2008 Employee Long-Term Incentive Plan, or the “2008 Employee LTIP.”  Under the 2008 Employee LTIP, 1,000,000 shares were authorized for grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock units, performance awards, or other share-based awards to ePlus employees.  In September 2012, shareholders approved our 2012 Employee Long-Term Incentive Plan, or the “2012 Employee LTIP.” The 2012 Employee LTIP authorizes 750,000 shares for grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards to our employees.  With the adoption of the 2012 Employee LTIP, the Company will not make any further grants from the 2008 Employee LTIP.  Subsequent to that approval by shareholders, no equity grants were issued during the fiscal year ended March 31, 2013, however, equity grants were issued to employees under the 2012 Employee LTIP beginning in June 2013.

Both the 2008 and the 2012 Employee LTIPs are administered by the Compensation Committee, and are designed to encourage our employees to acquire a proprietary interest in the growth and performance of ePlus, thus enhancing the value of ePlus for the benefit of its shareholders, and to enhance our ability to attract and retain exceptionally qualified individuals.  Since the adoption of the 2008 Employee LTIP, we have issued grants of restricted stock to our executive officers, as well as other employees.

Outstanding Equity Awards At March 31, 2014

The following table provides information concerning the outstanding equity-based awards as of March 31, 2014.  No named executive officer held any unexercised stock options as of March 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Phillip G. Norton	-	-	-	-	-	39,252	2,188,692
Elaine D. Marion	-	-	-	-	-	29,342	1,636,110
Mark P. Marron	-	-	-	-	-	29,342	1,636,110
Steven J. Marcarini	-	-	-	-	-	3,127	174,362
Bruce M. Bowen	-	-	-	-	-	12,509	697,502

(1)
All restricted stock to employees issued during or before the fiscal year ended March 31, 2014 vests over a three year period beginning on the grant date and ending on the first anniversary of the grant date for one-third of the restricted stock, on the second anniversary of the grant date for one-third of the restricted stock and on the third anniversary of the grant date for the remaining one-third of the restricted stock.

(2)	Based on the March 31, 2014, closing share price of $55.76.

ePlus inc.	www.eplus.com

2014 Option Exercises and Stock Vested

No executive officer exercised any stock options during the 2014 fiscal year.  The following table provides information regarding vesting during the 2014 fiscal year of other stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Phillip G. Norton	-	-	27,273	1,621,789
Elaine D. Marion	-	-	16,517	983,792
Mark P. Marron	-	-	18,184	1,093,912
Steven J. Mencarini	-	-	2,122	126,103
Bruce M. Bowen	-	-	9,092	540,655

(1)	Market value based upon the closing price of our common stock on the day of vesting, multiplied by the number of stock awards.

2014 Nonqualified Deferred Compensation

The following table shows the contributions to, the earnings of, and the distribution from, each named executive officer's account under the Company's nonqualified deferred compensation plan for fiscal year 2014.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Phillip G. Norton	-	-	-	-	-
Bruce M. Bowen	-	44,730	-	-	1,028,413
Elaine D. Marion	-	-	-	-	-
Mark P. Marron	-	-	-	-	-
Steven J. Mencarini	-	70,000	-	-	747,785

(1)	The amounts in this column are reported in "All Other Compensation" in the Summary Compensation Table.
(2)
The nonqualified deferred compensation is based upon a hypothetical permanent whole life insurance policy for each of the named executive officer participants.  The Company's contribution for fiscal year 2014 represents the annual incremental increase in the cash surrender value of the hypothetical insurance policy for each of the named executive officer participants.

Supplemental Benefit Plans

On February 28, 2005, our Board approved the adoption of an ePlus inc. Supplemental Benefit Plan for Messrs. Bowen, Mencarini and the other then-executive officer other than Mr. Norton. The plans were developed and designed to provide these executive officers with a long-term incentive plan outside of the Company’s normal incentive plans.

The Supplemental Benefit Plans are unfunded and nonqualified and are designed to provide Messrs. Bowen and Mencarini with a cash benefit that is payable only upon the earlier to occur of:

•	death;
•	termination of employment; or
•	the expiration of the plan.

ePlus inc.	www.eplus.com

The plans terminate on August 11, 2014. Under the terms of the plans, the participant or his beneficiaries have only the right to receive a single lump-sum cash distribution upon the occurrence of one of the triggering events described above. Under the terms of the plans, the participant does not have a right to accelerate payments of the benefits payable under the plans. If the participant’s employment is terminated for cause (as defined in the plans) prior to the expiration of the plans, we will have no further obligation under the plans and the participant will not be entitled to any payments under the plans. In connection with the adoption of the plans, we have established a grantor trust to which we have transferred assets intended to be used for the benefit of the participant. Through the date of distribution of the plans’ benefits, the assets of such trusts will remain subject to the claims of our creditors and the beneficiaries of the trusts shall have standing with respect to the trusts’ assets not greater than that of our general unsecured creditors. For the year ended March 31, 2014, there were no payments to the participants under the plans. The Compensation Committee takes the amounts accruing under these plans into consideration when setting other compensation.

Estimated Payments Upon Termination or Change in Control

For a description of the termination provisions included in the named executive officers’ respective employment agreements, see the disclosure under “Employment Agreements” above.  The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a March 31, 2014, termination date and using the closing price of $55.76 per share of our common stock as of March 31, 2014.

Termination Without Cause Payment As Of March 31, 2014

Name	Salary ($)		Bonus ($)	Accrued and Unused Vacation ($)		Health and Benefits Continuation ($)		Accelerated Vesting of Restricted Stock	Supplemental Benefit Plan ($)		Total ($)
Phillip G. Norton	1,430,000	(1)	-	62,498	(4)	20,891	(5)	-	-		1,513,389
Elaine D. Marion	600,160	(2)	-	35,708	(4)	21,151	(6)	-	-		657,019
Mark P. Marron	760,000	(3)	-	45,671	(4)	21,151	(6)	-	-		826,822
Steven J. Mencarini	412,610	(2)	-	26,441	(4)	21,151	(6)	-	747,785	(7)	1,207,987

(1)	Base salary times 2.2.
(2)
One year annual base salary, plus an amount equal to 4.17% of the executive’s base salary, multiplied by the number of months during which the executive was in the employment of the Company during the fiscal year in which employment was terminated.

(3)
One year annual base salary, plus an amount equal to 5% of the executive’s base salary, multiplied by the number of months during which the executive was in the employment of the Company during the fiscal year in which employment was terminated.

(4)	Accrued vacation as of March 31, 2014.
(5)	Continuation of health benefits for eighteen months.
(6)	Continuation of health benefits for one year.
(7)	Payments under the Supplemental Benefit Plans. See "2014 Nonqualified Deferred Compensation - Supplemental Benefit Plans” above.

Termination Upon A Change In Control Payment As Of March 31, 2014

Name	Salary ($)		Bonus ($)	Accrued and Unused Vacation ($)		Health and Benefits Continuation ($)		Accelerated Vesting of Restricted Stock ($)		Supplemental Benefit Plan ($)		Total ($)
Phillip G. Norton	1,430,000	(1)	-	62,498	(4)	20,891	(5)	2,188,692	(7)	-		3,702,081
Elaine D. Marion	600,160	(2)	-	35,708	(4)	21,151	(6)	1,636,110	(7)	-		2,293,129
Mark P. Marron	760,000	(3)	-	45,671	(4)	21,151	(6)	1,636,110	(7)	-		2,462,932
Steven J. Mencarini	412,610	(2)	-	26,441	(4)	21,151	(6)	174,362	(7)	747,785	(8)	1,382,349

ePlus inc.	www.eplus.com

(1)	Base salary times 2.2.
(2)
One year annual base salary, plus an amount equal to 4.17% of the executive’s base salary, multiplied by the number of months during which the executive was in the employment of the Company during the fiscal year in which employment was terminated.

(3)
One year annual base salary, plus an amount equal to 5% of the executive’s base salary, multiplied by the number of months during which the executive was in the employment of the Company during the fiscal year in which employment was terminated.

(4)	Accrued vacation as of March 31, 2014.
(5)	Continuation of health benefits for eighteen months.
(6)	Continuation of health benefits for one year.
(7)	Total number of unvested restricted shares multiplied by the per share closing price of our common stock on the NASDAQ Global Select Market on March 31, 2014.
(8)	Payments under the Supplemental Benefit Plans. See "2014 Nonqualified Deferred Compensation - Supplemental Benefit Plans” above.

Termination Upon Death Or Disability Payment As Of March 31, 2014

Name	Salary ($) (1)	Bonus ($)	Accrued and Unused Vacation ($) (2)	Accelerated Vesting of Restricted Stock ($) (3)	Supplemental Benefit Plan ($) (4)	Total ($)
Phillip G. Norton	975,000	450,000	62,498	2,188,692	-	3,676,190
Elaine D. Marion	400,000	200,000	35,708	1,636,110	-	2,271,818
Mark P. Marron	475,000	275,000	45,671	1,636,110	-	2,431,781
Steven J. Mencarini	275,000	137,500	26,441	174,362	1,681,532	2,294,835

(1)
Reflects payment due in the event of incapacity.  In the event of death, no additional salary payments are due. The Compensation Committee has some discretion with regard to the severance in the event of death or incapacity.  The above reflects the maximum possible award.

(2)	Accrued vacation as of March 31, 2014.
(3)	Total number of unvested restricted shares multiplied by the per share closing price of our common stock on the NASDAQ Global Select Market on March 31, 2014.
(4)	Payments under the Supplemental Benefit Plans in the event of death. See "2014 Nonqualified Deferred Compensation - Supplemental Benefit Plans” above.

Equity Compensation Plan Information

The following table provides information as of March 31, 2014, about our common stock that may be issued upon the exercise of options, warrants, and rights under our prior equity compensation plans. It also provides information regarding the number of securities available for future issuance under our current equity compensation plans, under which there are no outstanding options, warrants or rights.

ePlus inc.	www.eplus.com

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	-	n/a	822,608	(1)
Equity compensation plans not approved by security holders	-		-
Total	-		822,608

(1)
This number includes 149,723 shares reserved for issuance under the 2008 Non-Employee Director Long-Term Incentive Plan and available for future restricted stock awards, and 672,885 shares reserved for issuance under the 2012 Employee Long-Term Incentive plan and available for future awards.

PROPOSAL 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal # 2)

Our Board of Directors proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal).  We recognize the interest our shareholders have in the compensation of our executives, and we are providing this advisory proposal in recognition of that interest and as required by the Dodd-Frank Act.

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, while ensuring alignment of their interests with shareholders’ interests.  Our named executive officers are critical to our success, and our compensation program is designed to reward them for their service to the Company, the achievement of specific performance goals, and the realization of increased shareholder value.  The Compensation Committee reviews the compensation programs for our named executive officers, at least annually, to ensure the fulfillment of our compensation philosophy and goals.  The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s recent and long-term success.

Please read the “Compensation Discussion and Analysis,” beginning on page 17, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and the summary compensation table and other related compensation tables and narrative, beginning on page 26, which provide detailed information on the compensation of our executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement.  Accordingly, we will ask our shareholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related compensation tables and narrative disclosure, is hereby APPROVED.”

ePlus inc.	www.eplus.com

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.  However, we value the opinion of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board unanimously recommends a vote FOR the approval of the advisory resolution on the compensation of our named executive officers.

PROPOSAL 3 - APPROVAL OF 2014 AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN

(Proposal # 3)

We are also asking our shareholders to approve the 2014 Amended and Restated Executive Incentive Plan, effective April 1, 2014 (the “2014 A&R EIP”), attached hereto as Annex A.  As explained below, shareholder approval of the 2014 A&R EIP, including the material terms of the performance goals thereunder, is required, in accordance with the rules set forth under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in order that Covered Awards to Covered Employees (as such terms are defined in the 2014 A&R EIP) are exempt from the deduction limitations under Section 162(m) of the Code. The Executive Incentive Plan was originally approved by shareholders in September 2011 (the “2011 EIP”).  On June 24, 2014, the Compensation Committee approved the 2014 A&R EIP, and the Board subsequently approved the 2014 A&R EIP, subject to shareholder approval.  The material changes to the 2014 A&R EIP are discussed below.

Our Board believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining, and motivating key personnel.  Accordingly, our Board of Directors believes the adoption of this 2014 Amended and Restated Executive Incentive Plan is in the best interests of our shareholders and our Company, and recommends a vote “FOR” the approval of the 2014 A&R EIP, by voting “FOR” Proposal Three.

Summary of Material Changes in the 2014 Amended & Restated Executive Incentive Plan

The following is a brief summary of the 2014 A&R EIP.  The following summary is qualified in its entirety by reference to the A&R EIP, which is attached as Annex A to this Proxy Statement.

•
New performance goals were included for “Covered Awards” to “Covered Employees”, such as  gross margin, gross profit, earnings before tax, net earnings, earnings before tax margin, earnings before interest, tax, depreciation and amortization, operating margin, and financing origination volume and certain performance goals were deleted, such as margin rate.  Additionally, the 2014 A&R EIP permits performance goals to be based on the criteria as applied to a service or product, or a group of services and products, rather than only to the business as a whole or a business unit or affiliate.

•
The maximum amount payable to a particular Covered Employee under the 2014 A&R EIP for any fiscal year has been increased from $500,000 to $1,250,000.  This in part reflects the higher percentage of maximum cash compensation of bonus (as compared to salary) for our CEO and COO beginning with the fiscal year ended March 31, 2014, and the philosophy that compensation based strictly on reaching pre-determined financial goals should not be unduly limited in the event of exceptional performance.

•	Awards may be based on percentages of base salary or target award amount, instead of solely based on percentages of base salary.

ePlus inc.	www.eplus.com

Administration

The 2014 A&R EIP is administered by our Compensation Committee. The Committee is composed solely of three or more outside directors (within the meaning of Code Section 162(m)). The Committee has the right to select eligible participants, to construe the 2014 A&R EIP, to interpret any provision thereof, to make rules and regulations relating to the 2014 A&R EIP and to make administrative decisions regarding the 2014 A&R EIP or any awards. The 2014 A&R EIP gives the Compensation Committee the authority to specify performance goals for executives, and awards are based upon the attainment of targets expressed in the financial performance and/or individual performance components of the 2014 A&R EIP. The 2014 A&R EIP permits the Compensation Committee to make a discretionary, pro-rata award in the event an executive’s employment is terminated due to death, disability or (to the extent the respective performance criteria are met) retirement.

Material Terms

The 2014 A&R EIP is an annual cash bonus plan. It provides an opportunity for selected employees, including the CEO and other executive officers, to earn an annual cash bonus based on an assessment of performance during the fiscal year or other performance period determined by the Compensation Committee as measured against individual and organizational goals. In addition, Section 8 of the 2014 A&R EIP, which applies to Covered Awards to Covered Employees, is intended to impose  the restrictions applicable to performance-based compensation under Code Section 162(m) on such Covered Awards, including without limitation shareholder-approved Performance Goals, and thereby to exempt such Covered Awards from the annual $1,000,000 deduction limit under Code Section 162(m) otherwise applicable to compensation paid during each fiscal year to each such Covered Employee.  However, the restrictions applicable to performance-based compensation under Code Section 162(m) are complex and subject to different interpretations, so there can be no assurance that, in fact, the Covered Awards will be exempt from the deduction limitation under Code Section 162(m).

A discussion of the material terms of the Performance Goals set forth in Section 8(c) and the other material terms of the 2014 A&R EIP applicable to Covered Awards follows, including a summary of:

•	eligible employees;
•	business criteria upon which the Performance Goals are based;
•	maximum amount of compensation that may be paid to an executive officer for a year in which the Performance Goals are met; and
•	bonus determinations in general.

Eligibility

Participation in the 2014 A&R EIP will be granted, in the Committee’s discretion, to executive officers of ePlus inc. and its subsidiaries. An executive must be employed by the Company at the end of the fiscal year for which the payment is earned, except as set forth in an individual’s employment agreement or otherwise provided in the 2014 A&R EIP. Nothing in the 2014 A&R EIP prevents a participant from being included in any other employee benefit or stock incentive or purchase plan of the Company or from receiving other compensation.

Business Criteria, including Performance Goals, applicable to Covered Awards

The 2014 A&R EIP sets forth certain provisions applicable only to “Covered Awards.”  A Covered Award must be so designated at the time of the grant, and may be made to executives who are, or are expected to be, a “Covered Employee” within the meaning of Internal Revenue Code Section 162(m). Covered Awards must be subject to the achievement of one or more pre-established Performance Goals, which are defined within the 2014 A&R EIP as one or more of the following: revenue, sales, gross margin, gross profit, earnings before tax, net income or earnings, earnings before tax margin, earnings before interest, tax, depreciation and amortization, earnings per share, return on total capital, return on equity, cash flow, operating profit, operating margin, and financing origination volume.  Performance Goals may be applied to the Company as a whole, or to a business unit or affiliate, or to a service or product, or a group of services and products, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group. The 2014 A&R EIP included additional Performance Goals than what was included in the 2011 EIP.  The Performance Goals are subject to adjustment to the extent consistent with Internal Revenue Code Section 162(m) and generally accepted accounting principles to remove the effect of charges for restructurings, discontinued or disposed operations, and certain extraordinary, unusual or infrequent items, incentive compensation accrued or expensed under the Plan and effects from acquisitions. At the time of granting a Covered Award, the Compensation Committee may also determine to exclude the effect of certain litigation matters and specific non-cash charges such as goodwill impairments.

ePlus inc.	www.eplus.com

The Compensation Committee must establish objective performance criteria for a Covered Award during the first 90 days of a performance period and before 25% of the performance period has elapsed. The maximum amount payable to a Covered Employee under the 2014 A&R EIP for any fiscal year is $1,250,000, compared to $500,000 in the 2011 EIP.  In part, this reflects the Compensation Committee’s modification of some executives’ compensation to be more heavily focused on performance-based compensation, with a lesser emphasis on salary.  No payment shall be made to a Covered Employee pursuant to a Covered Award unless and until the Compensation Committee has certified in writing that the respective Performance Goal has been met. The Compensation Committee has discretion to reduce the amount payable under a Covered Award, but may not increase the amount payable under such an award after the performance criteria have been established.

Bonus Determinations in General

The 2014 A&R EIP also permits awards other than Covered Awards.  Amounts awarded under awards other than Covered Awards are derived from an evaluation of a number of factors, all of which are subject, along with any Covered Awards, to the same maximum amount payable described above. The Committee will determine the corporate, unit and individual performance objectives to be achieved for such other awards. Awards in the form of annual cash payments will be based on the level of attainment of the applicable performance objectives. The criteria upon which the performance goals shall be based for such other awards will be determined at the discretion of the Committee.  The Committee from time to time may grant Awards under the 2014 A&R EIP that are not intended to be Covered Awards.

The award amount payable is a percentage of base salary or a specified target award, based on the level of attainment of the applicable performance goals as set forth in the participant’s award agreement. Subject to limitations described above as to Covered Awards, the amount of incentive compensation generated by the target percentage is adjusted upwards or downwards after assessment of organizational performance as well as an individual’s contribution to that performance.

Payments are generally made to participants within three months after the end of the fiscal year for which the Performance Goal has been established and no later than the next December 31st that follows the end of such fiscal year.  Additionally, the 2014 A&R EIP provides that cash payments are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002 and any regulations promulgated thereunder.

Awards under the 2014 A&R EIP to the individuals and groups listed below are not determinable at this time because award calculations will depend, in part, upon performance in fiscal year 2015. Amounts listed in the table below reflect target awards set by the Compensation Committee under the 2014 A&R EIP for the 2015 fiscal year based on target levels of financial performance in fiscal year 2015. Directors who are not employees are not eligible to receive awards under the 2014 A&R EIP.

ePlus inc.	www.eplus.com

2014 Amended and Restated Executive Incentive Plan

Name and Position	Target Dollar Value ($)
Phillip G. Norton	450,000
Chairman, President and Chief Executive Officer

Elaine D. Marion	200,000
Chief Financial Officer

Mark P. Marron	275,000
Chief Operating Officer

Steven J. Mencarini	137,500
Senior Vice President

Executive Group	1,062,500

Non-Executive Director Group	N/A

Non-Executive Officer Employee Group	N/A

Term, Amendment and Non-Exclusivity

The 2014 A&R EIP is effective for the fiscal year beginning April 1, 2014, and the ability to award Covered Awards is subject to approval of the 2014 A&R EIP, including the material terms of the Performance Goals applicable to Covered Awards under the 2014 A&R EIP, by the shareholders at the 2014 Annual Meeting of Shareholders. The 2014 A&R EIP has no stated term.  If the shareholders fail to approve the 2014 A&R EIP at the 2014 Annual Meeting of Shareholders, the 2011 EIP will remain in effect.

The Compensation Committee has the right to terminate, suspend or amend the 2014 A&R EIP, without shareholder approval, at any time and for any reason.  However, any amendment or other such action which would have a material effect on the 2014 A&R EIP must be approved by the Board.  We also may adopt other bonus or incentive plans.

Tax Considerations

Payments received by executive officers under the 2014 A&R EIP will be income subject to tax at ordinary income rates when received.  The provisions in Section 8 of the 2014 A&R EIP regarding Covered Awards granted to Covered Employees are intended to comply with the restrictions applicable to performance-based compensation under Code Section 162(m), so that such Covered Awards will be exempt from the annual $1,000,000 deduction limit under Code Section 162(m) otherwise applicable to compensation paid during each fiscal year to each such Covered Employee

If the 2014 A&R EIP, including the material terms of the Performance Goals thereunder, are approved by shareholders at the 2014 Annual Meeting of Shareholders, we intend that the payments made for Covered Awards in accordance with the terms of the 2014 A&R EIP will qualify as performance-based compensation under Code Section 162(m) that is not subject to the limits of Section 162(m) of the  Code and will therefore be deductible by us, subject to any other applicable limitations on deductibility under the Code.  However, the restrictions applicable to performance-based compensation under Code Section 162(m) are complex and subject to different interpretations, so there can be no assurance that, in fact, the Covered Awards will be exempt from the deduction limitation under Code Section 162(m).  Additionally, awards made under the 2014 A&R EIP (or under the 2011 EIP if it remains in effect because the shareholders do not approve the 2014 A&R EIP) will no longer be eligible for the exemption from the deduction limitations under Section 162(m) of the Code for performance-based compensation in the fifth year following the year of shareholder approval of the plan, unless the plan is reapproved by shareholders on or before the first shareholder meeting that occurs during such fifth year.

ePlus inc.	www.eplus.com

Any deferral of the payment of an Award is intended to comply with restrictions applicable to deferred compensation under Section 409A of the Code.  However, the restrictions applicable to deferred compensation under Code Section 409A are complex and subject to different interpretations, so there can be no assurance that, in fact, any deferral of payment of an Award will comply with Code Section 409A.  Failure to comply with Section 409A results in a 20% additional tax on the Award recipient, taxation at the time of vesting of the Award (if earlier than the payment date) and interest.

Required Number of Votes and Consequence of Vote

The affirmative vote of a majority of the shares present and entitled to vote either in person or by proxy by holders of shares of our common stock at the 2014 Annual Meeting is needed to approve the 2014 A&R EIP, including the material terms of the Performance Goals applicable to Covered Awards under the 2014 A&R EIP. If shareholders approve the 2014 A&R EIP, including the material terms of the Performance Goals applicable to Covered Awards under the 2014 A&R EIP, the Company will have the ability to issue Covered Awards under the 2014 A&R EIP.

If shareholders do not approve the 2014 A&R EIP, including the material terms of the Performance Goals applicable to Covered Awards under the 2014 A&R EIP, the proposed 2014 A&R EIP will not be implemented, and the 2011 EIP will continue in effect pursuant to its current terms.  In that case, any Awards granted under the 2014 A&R EIP for the fiscal year beginning April 1, 2014 will be void, except to the extent such Awards were within the maximum award permitted under the 2011 EIP and were otherwise authorized under the terms and conditions of the 2011 EIP, including those applicable to Covered Awards.

The Board unanimously recommends a vote FOR
the approval of the 2014 A&R EIP.

PROPOSAL 4 - RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING MARCH 31, 2015

(Proposal # 4)

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, or “Deloitte”, as the Company’s independent registered accounting firm for the fiscal year ending March 31, 2015. Deloitte has served as the Company’s independent registered accounting firm since 1990, and is an independent registered public accounting firm.

Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of Deloitte as the Company’s independent registered accounting firm. However, the Company is submitting the selection of Deloitte to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of different independent registered accounting firm at any time if they determine that such a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

ePlus inc.	www.eplus.com

Auditor’s Fees

With respect to the fiscal years ended March 31, 2014, and March 31, 2013, the aggregate fees billed by Deloitte were as follows:

	Fiscal 2014 ($)	Fiscal 2013 ($)
Audit Fees	1,753,249	1,859,420
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	2,600	2,200
TOTAL FEES	1,755,849	1,861,620

Audit-Related Fees. There were no audit-related fees billed by Deloitte for the fiscal years ended March 31, 2014 or 2013.

Tax Fees. There were no fees billed by Deloitte for tax-related services rendered for the fiscal years ended March 31, 2014 or 2013.

All Other Fees. There were other fees billed by Deloitte for an annual license to online resources in the amount of $2,600 in fiscal 2014 and $2,200 in fiscal 2013.

The Audit Committee pre-approves all auditing services (which may entail providing comfort letters in connection with securities underwriting), and all non-audit services provided to us by Deloitte, subject to a de minimis exception as set forth by the SEC.

Vote Required

To be approved, Proposal 4 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

The Board unanimously recommends voting FOR ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending March 31, 2015.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the year ended March 31, 2014.  The information contained in this report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation of this proxy statement by reference.

The Audit Committee has certain duties and powers as described in its written charter adopted by ePlus inc.’s Board of Directors (the “Board”).  The Audit Committee is responsible primarily for assisting the Board in its oversight of the Company’s accounting and financial reporting processes, including audits of the Company’s financial statements and the integrity of the financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered accounting firm.  The Audit Committee does not itself prepare financial statements or perform audits. The Board, in its business judgment and upon the recommendation of the Corporate Governance and Nominating Committee, has determined that all members of the Audit Committee are "independent," as required by applicable listing standards of the NASDAQ Stock Market, as currently in effect, and in accordance with the rules and regulations promulgated by the SEC. The Board has also determined that each member of the Audit Committee is able to read and understand fundamental financial statements, as such qualifications are defined under the rules of the NASDAQ Stock Market, and that Mr. Faulders is an "audit committee financial expert" within the meaning of the rules of the SEC.

ePlus inc.	www.eplus.com

Management is responsible for the preparation, presentation and integrity of the Company's financial statements and for the establishment and effectiveness of internal control over financial reporting, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, Deloitte & Touche LLP, is responsible for planning and carrying out a proper audit of the Company's annual financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting.

In performing its oversight role, the Audit Committee has considered and discussed the audited consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16 as adopted by the Public Company Accounting Oversight Board relating to communications with audit committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rules 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has also discussed with the independent registered public accounting firm its independence. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters the firm deems appropriate.

Based on the reports and discussions described in the preceding paragraph and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter in effect during the fiscal year, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's consolidated financial statements has been carried out in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Deloitte & Touche LLP is in fact "independent" or the effectiveness of the Company's internal controls.

Submitted by The Audit Committee

Terrence O’Donnell, Chairman
John E. Callies
C. Thomas Faulders, III
Lawrence S. Herman

ePlus inc.	www.eplus.com

SECURITY OWNERSHIP BY MANAGEMENT

The following table shows the shares of ePlus common stock beneficially owned by each named executive officer, director and nominee, and all directors and executive officers as a group as of June 30, 2014.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Shares Outstanding
Phillip G. Norton (3)	765,251	10.17%
Bruce M. Bowen (4)	203,190	2.70%
C. Thomas Faulders III (5)	25,982	*
Terrence O'Donnell (6)	12,684	*
Milton E. Cooper, Jr. (7)	37,095	*
Lawrence S. Herman (8)	9,447	*
John E. Callies (9)	5,669	*
Eric D. Hovde (10)	623,255	8.28%
Elaine D. Marion (11)	64,634	*
Mark P. Marron (12)	53,429	*
Steven J. Mencarini (13)	6,667	*
All directors and executive officers as a group (11 persons)	1,807,303	24.01%

*  Less than 1%

(1)	The business address of Ms. Marion and Messrs. Norton, Bowen, Marron, Faulders, O’Donnell, Cooper, Herman, Hovde, Callies and Mencarini is 13595 Dulles Technology Drive, Herndon, Virginia, 20171-3413.
(2)	Nonvested restricted shares included herein are considered beneficially owned since the owner thereof has the right to vote such nonvested restricted shares.
(3)
Includes 718,540 shares of common stock held by J.A.P. Investment Group, L.P., a Virginia limited partnership, of which A.J.P. Inc., a Virginia corporation, is the sole general partner.  Patricia A. Norton, spouse of Phillip G. Norton, is the sole shareholder of A.J.P., Inc.  Also includes 46,711 shares of common stock that Mr. Norton holds individually, of which 32,578 shares are restricted stock that have not vested as of June 30, 2014, however, Mr. Norton has the right to vote such shares of restricted stock prior to vesting.

(4)
Includes 150,000 shares of common stock held by Bowen Holdings LLC, a Virginia limited liability company, which is owned by Mr. Bowen and his three children, for which shares Mr. Bowen serves as manager.  Additionally includes 21,526 shares held by the Elizabeth Dederich Bowen Trust, and 21,527 shares held by the Bruce Montague Bowen Trust.  Also includes 10,137 shares of common stock that Mr. Bowen holds individually, of which 5,309 shares are restricted stock that have not vested as of June 30, 2014, however, Mr. Bowen has the right to vote such shares of restricted stock prior to vesting.

(5)	Includes 1,781 shares of restricted stock that have not vested as of June 30, 2014, however, Mr. Faulders has the right to vote such shares of restricted stock prior to vesting.
(6)	Includes 3,925 shares of restricted stock that have not vested as of June 30, 2014, however, Mr. O'Donnell has the right to vote such shares of restricted stock prior to vesting.
(7)	Includes 1,781 shares of restricted stock that have not vested as of June 30, 2014, however, Mr. Cooper has the right to vote such shares of restricted stock prior to vesting.
(8)	Also includes 1,781 shares of restricted stock that have not vested as of June 30, 2014, however, Mr. Herman has the right to vote such shares of restricted stock prior to vesting.
(9)	Includes 1,781 shares of restricted stock that have not vested as of June 30, 2014, however, Mr. Callies has the right to vote such shares of restricted stock prior to vesting.
(10)
Of the 623,255 shares of common stock beneficially owned by Mr. Hovde, he owns  255,286 shares directly, which includes 3,288 shares of restricted stock that have not vested as of June 30, 2014, however, Mr. Hovde has the right to vote such shares of restricted stock prior to vesting. Mr. Hovde is the managing member of (i) Hovde Capital, Ltd., the general partner to Financial Institution Partners III, L.P., which owns 285,704 Shares, and (ii) Hovde Capital I, LLC, which owns 52,000 Shares. Mr. Hovde is a trustee of the Eric D. and Steven D. Hovde Foundation, which owns 30,265 shares.

(11)
Includes 106 shares held in an Individual Retirement Account.  Also includes 27,100 shares of restricted stock that have not vested as of June 30, 2014, however, Ms. Marion has the right to vote such shares of restricted stock prior to vesting.

ePlus inc.	www.eplus.com

(12)	Includes 27,100 shares of restricted stock that have not vested as of June 30, 2014, however, Mr. Marron has the right to vote such shares of restricted stock prior to vesting.
(13)	Includes 2,706 shares of restricted stock that have not vested as of June 30, 2014, however, Mr. Mencarini has the right to vote such shares of restricted stock prior to vesting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information regarding each person known to be a “beneficial owner” of more than 5% of our outstanding shares of common stock as of June 28, 2014.  For purposes of this table, beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest in the securities.  All information shown is based on information reported on Schedule 13G/A filed with the SEC on the dates indicated in the footnote to this table.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Dimensional Fund Advisors LP (1) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	681,404	9.1%

Wellington Management Company, LLP (2)
280 Congress Street
Boston, MA 02210	841,940	11.2%

(1)
The information as to Dimensional Fund Advisors LP (“Dimensional”) is derived from a Schedule 13G/A filed with the SEC on February 10, 2014.  Dimensional, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts.  These investment companies, trusts, and accounts are referred to as the “Funds.” In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds.  In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of ePlus that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of ePlus held by the Funds.  However, all securities reported in the Schedule 13 G/A are owned by Funds.  Dimensional disclaims beneficial ownership of such securities.

(2)
The information as to Wellington Management Company, LLP (“Wellington”) is derived from a Schedule 13G/A filed with the SEC on May 12, 2014.  Wellington, in its capacity as investment adviser, may be deemed to beneficially own 841,940 shares of ePlus which are held of record by clients of Wellington.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE,
RELATED PERSON TRANSACTIONS AND INDEMNIFICATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based  solely upon a review of such reports  furnished  to ePlus pursuant to Rule 16a-3 under the  Exchange Act,  ePlus  believes  that all such forms  required to be filed  pursuant to Section  16(a) of the Exchange Act were timely filed, as necessary, by the officers,  directors, and security holders required to file such forms.

ePlus inc.	www.eplus.com

Related Person Transactions

Two sons of our President and Chief Executive Officer, Phillip G. Norton, are employed at subsidiaries of the Company. The first, President of our subsidiary ePlus Government, inc., earned $464 thousand during the fiscal year ended March 31, 2014.  Approximately forty percent of his cash compensation was base salary, and the remainder was a bonus based on performance factors such as lease origination and profitability.  During the fiscal year ended March 31, 2014, he also received a grant of 1,040 restricted shares, which will vest on the same schedule as his peers, which is annually in equal one-thirds, beginning on the first anniversary of the grant, and $3,306 in benefits representing travel and entertainment costs for his spouse to attend the Company’s sales meeting.  The second, a Vice President at ePlus Government, inc., earned $964 thousand during the fiscal year ended March 31, 2014, in base salary and commissions, with commissions, which are paid in accordance with our commission plan, constituting more than 85% of the compensation total.  He additionally received $5,273 representing travel and entertainment costs for his family to attend the Company’s sales meeting.

Mr. O’Donnell, Chairman of the Audit Committee and member of the Nominating and Corporate Governance Committee, has a son-in-law serving as Senior Account Executive at ePlus Group, inc. who earned $186 thousand in the fiscal year ended March 31, 2014.  Less than half of his compensation was salary.  The remainder was commission for sales completed, in accordance with our commission plan.

The Company has a written Related Person Transaction Policy, which establishes processes, procedures and standards regarding the review, approval and ratification of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds $120 thousand. All related person transactions are prohibited unless approved or ratified by the Nominating and Corporate Governance Committee, or, in certain circumstances, the Chair of the Nominating and Corporate Governance Committee.  To the extent required by our Related Person Transactions Policy, all of the above matters were approved by the Nominating and Corporate Governance Committee in accordance with such Policy.

Indemnification

We have entered into indemnification agreements with each of our directors and executive officers, and we expect to enter into similar indemnification agreements with persons who become directors or executive officers in the future. The indemnification agreements provide that ePlus will indemnify the director or officer against any expenses or liabilities incurred in connection with any proceeding in which the director or officer may be involved as a party or otherwise, by reason of the fact that the director or officer is or was a director or officer of ePlus or by any reason of any action taken by or omitted to be taken by the director or officer while acting as an officer or director of ePlus.

However, ePlus is only obligated to provide indemnification under the indemnification agreements if:

•
the director or officer was acting in good faith in a manner the director or officer reasonably believed to be in the best interests of ePlus, and, with respect to any criminal action, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful;

•	the claim was not made to recover profits by the director or officer in violation of Section 16(b) of the Exchange Act or any successor statute;
•	the claim was not initiated by the director or officer;
•	the claim was not covered by applicable insurance; or
•
the claim was not for an act or omission of a director of ePlus from which a director may not be relieved of liability under Section 102(b)(7) of the Delaware General Corporation Law. Each director and officer has undertaken to repay ePlus for any costs or expenses paid by ePlus if it is ultimately determined that the director or officer is not entitled to indemnification under the indemnification agreements.

ePlus inc.	www.eplus.com

OTHER MATTERS

Other Business

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Shareholders. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy will have the discretionary authority to vote such proxy on such matters in accordance with their best judgment.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended March 31, 2014, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Investor Relations
ePlus inc.
13595 Dulles Technology Drive
Herndon, VA  20171
(703) 984-8400

You may also obtain our Annual Report on Form 10-K over the Internet at the SEC's Internet site, www.sec.gov.

Additional copies of the Annual Report on Form 10-K, the Notice, this Proxy Statement and the accompanying proxy may be obtained from our Investor Relations department at the address above.

Shareholder Proposals for the 2015 Annual Meeting

Shareholders have the opportunity to submit proposals for next year’s Annual Meeting of Shareholders.  To be considered for inclusion in the Company’s proxy statement and form of proxy for next year’s annual meeting, your shareholder proposal must be submitted in writing by April 1, 2015, to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.  Proposals must be received by that date and satisfy the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, or Exchange Act, to be included in the proxy statement and on the proxy card that will be used for solicitation of proxies by the Board for the 2014 annual meeting.

In accordance with our Bylaws, if you wish to submit a proposal for consideration at next year’s annual meeting that is not to be included in next year’s proxy materials, or wish to nominate a candidate for election to the Board of Directors at next year’s annual meeting, your proposal or nomination must be submitted in writing and received by the Corporate Secretary not less than 60 days before the date of the first anniversary of this 2014 Annual Meeting if the 2015 Annual Meeting is held within 30 days of the anniversary of this 2014 Annual Meeting, otherwise, within seven days after the first public announcement of the date of the 2015 Annual Meeting.  Assuming that our 2015 Annual Meeting is held on schedule, to be “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, we must receive written notice of your intention to introduce a nomination or other item of business at that Meeting before July 12, 2015.  If we do not receive written notice during that time period, or if we meet certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that Meeting will use their discretion in voting the proxies if any such matters are raised at the Meeting.

A submission by an ePlus shareholder must contain the specific information required in ePlus’ Bylaws.  If you would like a copy of ePlus’ current Bylaws, please write to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.  ePlus’ current Bylaws may also be found on the Company’s website at http://www.eplus.com/bylaws.

ePlus inc.	www.eplus.com

Results of the Annual Meeting

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of elections and published in a Current Report on Form 8-K, which we are required to file with the Securities and Exchange Commission (the “SEC”) within four business days following the annual meeting.

Additional Information About the Company

Although the information contained on, or accessible through, our website is not part of this proxy statement, you will find information about ePlus and our corporate governance practices at http://www.eplus.com/investors.  Our website contains information about our Board, Board Committees and their charters, our Bylaws, and our Standard of Conduct and Ethics, Certificate of Incorporation and corporate governance guidelines.  Shareholders may obtain, without charge, hard copies of the above documents by writing to:  Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.

The Company’s principal executive offices are located at 13595 Dulles Technology Drive, Herndon, Virginia 20171. The Company’s main telephone number is (703) 984-8400.

ANNEX A

ePlus inc.
Executive Incentive Plan
Amended and Restated Effective April 1, 2014

1.	Purpose

The ePlus inc. Executive Incentive Plan (the "Plan") is designed to provide additional incentive for Executive employees of ePlus inc. (the "Company") and its subsidiaries by awarding performance-based cash incentive compensation. Such awards will be designed to retain or attract, and to provide additional incentive to Executives having regard for their individual performance, business unit performance, contributions to the Company and other appropriate considerations.

2.	Administration

(a) The Plan shall be administered by the ePlus Compensation Committee which consists of select members of the Board of Directors of the Company, each of' whom qualifies as a "non-employee director" within the meaning of Rule 16b-3 ("Rule 16b3") promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (directors meeting both such requirements being hereinafter referred to as "Qualified Directors"), which Compensation Committee shall be composed of not less than the minimum number of Qualified Directors from time to time required by Rule 16b-3 or Section 162(m). The Compensation Committee shall have full authority to establish rules for the administration of the Plan and to make administrative decisions regarding the Plan or awards hereunder. The Compensation Committee may delegate its functions hereunder to the extent consistent with applicable law.

(b) Determination binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any award, or any award agreement or certificate shall be with and in the sole discretion of the Compensation Committee, may be made at any time, and shall be final, conclusive, and binding upon all person, including the Company, any subsidiary, any participant, any holder or beneficiary of any award, and any employee of the Company or any subsidiary.

(c) Section 409A. Awards under the Plan are intended to either comply with or meet an exception from the requirements of Code Section 409A and the Plan shall be so administered and interpreted. The deferral of receipt of any Award under Section 8(e) shall be permitted only at such time and under such procedures as comply with Code Section 409A. References to a termination of employment under the Plan shall mean the date of a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i). If the participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the participant’s termination of employment, any nonqualified deferred compensation subject to Code Section 409A that would otherwise have been payable under this Plan as a result of, and within the first six (6) months following, the participant’s “separation from service” and not by reason of another event under Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of the participant’s separation from service or, if earlier, the date of participant’s death.

3.	Awards

(a) Determination of Participation and Award Amounts. The Compensation Committee will determine participants in the Plan and the terms and amounts of each participant's minimum, target and maximum award opportunities hereunder.

(b) Award Type. Awards shall be in the form of annual cash payments of specified percentages of base salary or target award amount, which are paid based upon the achievement of pre-established annual corporate, unit and/or individual performance objectives.

(c) Earning Awards. Awards shall be paid hereunder to the extent the Company and the participant, achieve Performance Goals as specified by the Compensation Committee. "Performance Goals" under the Plan will be established by the Compensation Committee prior to the time the grant is made and is based upon the attainment of goals expressed in financial performance components and/or individual performance (MBO) components of the plan. Each participant's award opportunity shall be computed based upon a percentage of such participant's annual base salary [and/]or a target award amount and shall be denominated in cash in a proportion as determined by the Compensation Committee. Each award agreement will identify the minimum, target and maximum levels of performance required for payment of the related award.

(d) Award Period. The Compensation Committee shall fix the period during which performance is to be measured and the time at which the value of the annual incentive is to be paid.

(e) Payment Date. Except in cases of death or disability, an award for a fiscal year shall be paid in a lump sum as soon as practicable after the end of the fiscal year for which earned and no later than the next December 31st following such fiscal year.

(f) Adjustment of Awards. In the event it is determined that an award was paid based on incorrect financial results, the Compensation Committee will review such payment. If the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee may, in its sole discretion, adjust (i.e., lower) the amount of such payment so that it reflects the amount that would have applied based on the correct financial results and, to the extent permitted by applicable law, require the reimbursement by the participant of any amount paid to or received by the participant with respect to such award. Additionally, cash payments under this Plan are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002 and any regulations promulgated thereunder.

4.	Participants

Nothing in the Plan shall prevent a participant from being included in any other employee benefit or stock option or purchase plan of the Company or from receiving any other compensation provided. Neither the Plan nor any action taken thereunder shall be understood as giving any person any right to be retained in the employ of the Company or any subsidiary, nor shall any person (including participants in a prior year) be entitled as of right to be selected as a participant in the Plan any subsequent year.

5.	Amendment/Termination of the Plan

The Compensation Committee may amend, suspend, or terminate the Plan in whole or in part at any time; provided, however, that if in the judgment of the Committee such amendment or other action would have a material effect on the Plan, such amendment or other action must be taken by the Board of Directors.

6.	Termination of Employment; Transfer Restrictions

(a) In the event of a conflict between this Executive Incentive Plan and an individual's Employment Agreement, the terms of the Employment Agreement shall prevail. Furthermore, the Employment Agreement shall control in any matter on which this Executive Incentive Plan is silent.

(b) Except as otherwise provided in this Section 6, to be entitled to payment of an award, an Executive must remain in employment with the Company as of the end of the fiscal year for which an incentive payment is earned. In the event a participant has an employment agreement with the Company which provides for payments in the event of death or disability, then the terms of the employment agreement shall control.  If a participant's employment with the Company terminates due to death or disability, and the participant does not have an employment agreement with the Company, or the employment agreement does not address death or disability, then the Compensation Committee may in its discretion make a payment to the participant or his beneficiary, as the case may be, up to an amount equal to the value of the target award for the relevant performance period in which the termination occurs, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending with the date as of which the participant's employment with the Company so terminated, and the denominator of which is the number of months in such performance period. Any such payment shall be made in a lump sum within sixty (60) days of the date of termination of the participant's employment due to death or disability. If a participant's employment with the Company terminates due to retirement, the Compensation Committee may in its discretion make a payment to the participant up to an amount equal to the value of the award that otherwise would have been received based on the extent to which Performance Goals are determined to have been met by the Compensation Committee, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending with the date as of which the participant's employment with the Company so terminated, and the denominator of which is the number of months in such performance period. Any such payment shall be made at the time the payment would have been made had there been no termination of employment due to retirement.

(c) Awards under the Plan are unfunded obligations of the Company. No award, and no right under any award shall be assignable, alienable, saleable, or transferable by a participant other than by will or by the laws of descent and distribution. Each award, and each right under any award, shall be payable only to the participant, or, if permissible under applicable law, to the participant's guardian or legal representative and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company.

7.	Effectiveness

The Plan shall become effective on the date it is approved by the current sitting Chairman of the Compensation Committee as indicated by his signature on this plan document (the "Effective Date"), and shall be effective for all Awards issued during that fiscal year.  Effective upon approval of the shareholders of the Company, the term “Plan” or “EIP” shall mean the ePlus inc. Executive Incentive Plan, Amended and Restated Effective April 1, 2014.

8.	Criteria

(a) Covered Employees. The provisions of this Section 8 shall be applicable to awards under the Plan to "Covered Employees" if the Compensation Committee so provides at the time of grant (such awards being referred to as "Covered Awards"). For purposes of this Section 8, "Covered Employees" means participants in the Plan who are designated by the Committee prior to the grant of an award hereunder who are, or are expected to be at the time taxable income will be realized with respect to the award, "Covered Employees" with the meaning of Section 162(m) of the Code.

(b) Determinations. Covered Awards shall be made subject to the achievement of one or more pre-established Performance Goals (as defined below), in accordance with procedures to be established by the Committee from time to time. Notwithstanding any provision of the Plan to the contrary, the Compensation Committee shall not have discretion to waive or amend such Performance Goals or to increase the amount payable pursuant to Covered Awards after the Performance Goals have been established; provided, however, that the Compensation Committee may, in its sole discretion, reduce the amount that would otherwise be payable with respect to any Covered Award.

(c) Performance Goals. For purposes of Section 8, "Performance Goals" shall mean one or more of the following, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or affiliate, or to a service or product, or a group of services and products, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Compensation Committee in the Award: revenue, sales, gross margin, gross profit, earnings before tax (“EBT”), net income or earnings, EBT margin, earnings before interest, tax, depreciation and amortization (“EBITDA”) , earnings per share, return on total capital, return on equity, cash flow, operating profit, operating margin, financing origination volume, subject to adjustment, to the extent consistent with Code Section 162(m) and generally accepted accounting principles, to remove the effect of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise and to exclude incentive compensation accrued or expensed under the plan for the fiscal year and any income, gain, or loss attributable to the business operations of any entity acquired by the Company during the fiscal year. The Committee may also determine, at the time of grant, to exclude the effect of legal fees and income relating to litigation matters, and specific non-cash charges, such as goodwill impairments. The Performance Goals must meet the objectively determinable requirements of Section 162(m) of the Code. Additionally, the Performance Goals must be established by the Compensation Committee prior to the time the grant is made and during the first 90 days of the performance period and before 25% of the performance period has elapsed.

(d) Written Certification; Maximum Annual Award. No payment shall be made pursuant to a Covered Award unless and until the Compensation Committee shall have certified in writing that the applicable Performance Goals have been attained. The maximum amount payable pursuant to a particular Covered Employee under this Plan for any fiscal year shall be $1,250,000.

(e) Shareholder Approval. The material terms of the Plan, including the Performance Goals listed in Section 8(c) under one or more of which the compensation is to be paid as a Covered Award, must be disclosed to and approved by shareholders of the Company. The Covered Award must be subject to such shareholder approval of the Plan.

(f) Deferrals. The Compensation Committee may from time to time establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of awards under the Plan.

(g) Composition of the Compensation Committee. Notwithstanding any other provision of the Plan, for all purposes involving Covered Awards, the Compensation Committee shall consist of at least three members of the Board, each of whom is an "outside director" within the meaning of Section 162(m).

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on September 9, 2014.

Vote by Internet

- Go to www.investorvote.com/PLUS
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

ePlus inc. Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Phillip G. Norton	☐	☐	02 - Bruce M. Bowen	☐	☐	03 - C. Thomas Faulders, III	☐	☐
04 - Terrence O'Donnell	☐	☐	05 - Lawrence S. Herman	☐	☐	06 - Ira A. Hunt, III	☐	☐
07 - John E. Callies	☐	☐	08 - Eric D. Hovde	☐	☐			

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

83DV

01VK2C

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ePlus inc.

Notice of 2014 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — September 10, 2014

Kleyton L. Parkhurst and Erica S. Stoecker, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of ePlus inc. to be held on September 10, 2014, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as the shareholder directs. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)